Exhibit 10.28

CONFORMED COPY

LLP INTEREST PURCHASE AGREEMENT

among

HSBC BANK PLC

and

GLOBAL PAYMENTS U.K. LTD.

DATED 17 June 2008

PURCHASE AGREEMENT	PAGE 2

6.11	Compliance with Laws	11
6.12	Authorizations	11
6.13	Material Adverse Effect	12
6.14	Merchants and Merchant Agreements; Third Party Vendor Agreements	12
6.15	Independent Sales Organization Agreements and Referral Agreements	13
6.16	Taxes	13
6.17	Conduct of Business in Ordinary Course	15
6.18	Terminals	17
6.19	Reserve Accounts	17
6.20	Chargebacks and Credit Losses.	17
6.21	Joint Venture	18
6.22	Competition/Anti-Trust	19
6.23	Data Protection	19
6.24	Solvency	20
6.25	Insurances	20
6.26	Trade	20
6.27	Confidential Information Warranties	21
6.28	Information Technology Warranties	21

ARTICLE 7 INDEMNIFICATION OF JOINT VENTURE		22
7.1	Deferred Membership Units	22
7.2	Joint Venture Liabilities	22

ARTICLE 8 WARRANTIES OF THE PURCHASER		23
8.1	Organization	23
8.2	Authority	23
8.3	No Violations	23
8.4	Authorizations and Consents	24
8.5	No Brokers’ or Other Fees	24

ARTICLE 9 PRE-COMPLETION COVENANTS		24
9.1	Conduct of Business Prior to Completion	24
9.2	Access to Books and Records; Investigations; Financial Statements	26
9.3	Actions to Satisfy Completion Conditions	27
9.4	Filings and Authorizations	27
9.5	Notice of Untrue Warranty	28

PURCHASE AGREEMENT	PAGE 3

9.6	Exclusive Dealing	28
9.7	Contacts with Employees, Merchants, Customers, Suppliers and Licensors	28
9.8	No Brokers’ or Other Fees	29
9.9	Employees	29
9.10	VAT De-Grouping	29

ARTICLE 10 CONDITIONS TO COMPLETION		31
10.1	Conditions for the Benefit of the Purchaser	31
10.2	Conditions for the Benefit of the Seller	31
10.3	Conditions for the Benefit of All Parties	32

ARTICLE 11 TERMINATION		32
11.1	Termination	32
11.2	Procedure and Effect of Termination; Extension of Interim Period	33
11.3	Exclusivity	34
11.4	Liquidated Damages	34
11.5	Other Remedies	35

ARTICLE 12 LIMITATIONS		35
12.1	Application of this Article	35
12.2	Taxation	35
12.3	Financial Liability	35
12.4	Time Limits	36
12.5	Rights to information	37
12.6	Purchaser's knowledge	37
12.7	General limitations	37
12.8	Right to Remedy	38
12.9	Subsequent recovery from third party	38
12.10	Claims against third party	38
12.11	Claims by third parties	39
12.12	Duty to mitigate	40
12.13	No double recovery	40
12.14	Operative Documents	40
12.15	No reliance on statements	40
12.16	Reduction in Consideration	41
12.17	Waiver of Claims Against Employees	41

PURCHASE AGREEMENT	PAGE 4

ARTICLE 13 POST-COMPLETION COVENANTS		41
13.1	Further Assurances	41
13.2	Matters relating to Applicable Sales Taxes and VAT	41

ARTICLE 14 MISCELLANEOUS		42
14.1	Expenses	42
14.2	Notices	42
14.3	Third Party Beneficiaries	43
14.4	Successors and Assigns	43
14.5	Amendments and Waivers	44
14.6	Severability of Provisions	44
14.7	Counterparts	45
14.8	Joint Announcement; Confidentiality	45
14.9	Entire Agreement	46
14.10	Survival	46
14.11	Gross-Up	46
14.12	Further Assurances	47
14.13	Governing Law and Arbitration	47

Schedules

Schedule 1.1	Definitions
Schedule 4.3	Deliveries by the Seller and the Purchaser at Completion
Schedule 6.1(b)	Business conducted outside of the United Kingdom
Schedule 6.3	Legal Proceedings
Schedule 6.4(a)	Exceptions relating to violations of Agreements, Laws, etc. relating to the Seller
Schedule 6.4(b)	Third Party Vendor Agreements requiring consent
Schedule 6.5(a)	Financial Statements
Schedule 6.5(a)(ii)	Chargeback credit losses
Schedule 6.7 (a), (c), (d) and (f)	Exceptions relating to Agreements
Schedules 6.8(a) (i) to (iv), (vi) , (viii),(ix) (xi) and (b)	Exceptions relating to Employees

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Schedules 6.9(a),
(b)+(d)	Exceptions relating to Employee Plans
Schedule 6.10	Umbrella ~ Agreements
Schedule 6.11(a) and (b)	Exceptions relating to Compliance with Laws
Schedule 6.12(a)	Exceptions relating to Authorizations for the Seller
Schedule 6.12(c)	Exceptions relating to Authorizations for the Joint Venture
Schedule 6.13	Material Adverse Effect
Schedule 6.14(a)	Merchant list
Schedule 6.14(c)	Merchant Agreement Form (current version)
Schedule 6.14(d)	Merchant Agreements not covering Interchange Fees
Schedule 6.14(e)	Third Party Vendor Agreements
Schedule 6.14(f)	Software Licences
Schedule 6.14(g)	Exceptions to Merchant PCI compliance
Schedule 6.15	Independent Sales Organization Agreements and Referral Agreements
Schedule 6.17 (b),
(c), (f) to (h) and (m)	Exceptions relating to Conduct of Business in Ordinary Course
Schedules 6.18(a)-(b)	Terminals
Schedule 6.19	Reserve Accounts
Schedule 6.21(c)	Exceptions relating to violations of Agreements, Laws, etc. for the Joint Venture
Schedule 6.22	Competition/Anti-Trust
Schedule 6.23(b) to (c)	Data Protection
Schedule 6.25(a)	Insurances
Schedule 6.26(a)	Trading Statement
Schedule 6.26(b)	Business Dealing in restricted countries
Schedule 6.28 (a), (e)	Information Technology
Schedule 9.1(b)	Exceptions relating to Conduct of Business
prior to Completion

PURCHASE AGREEMENT	PAGE 6

Exhibits

Exhibit 1	Marketing Alliance Agreement
Exhibit 2	Partnership Agreement
Exhibit 3	HSBC Trademark License Agreement
Exhibit 4	Transition Agreement
Exhibit 5	Processing Agreement
Exhibit 6	Hive Down Agreement
Exhibit 7	GPN Trade Mark Licence Agreement
Exhibit 8	GPN Parent Guarantee
Exhibit 9	Variation Agreement
Exhibit 10	Identified Merchant Agreements

LLP INTEREST PURCHASE AGREEMENT

THIS LLP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made the 17th day of June 2008 by and among:

(1)	HSBC Bank plc, a company organized under the Laws of England with registration number 14259 and whose registered office address is 8 Canada Square, London E14 5HQ (the “Bank” or the “Seller”); and

(2)	Global Payments U.K. LTD., a limited company formed under the Laws of England and Wales with registration number 6588689 and whose registered office address is De Montfort House, 51 De Montfort Street Leicester, LE1 7BB (the “Purchaser”).

WHEREAS:

(A)	The Bank is carrying on the Merchant Acquiring Business.

(B)	The Bank intends to carry out the Restructuring whereby the Merchant Acquiring Business and the Transferred Assets will be transferred to the Joint Venture, which will operate such Merchant Acquiring Business and hold such Transferred Assets after the Restructuring with the cooperation of the Bank and its Affiliates as set out in the Operative Documents.

(C)	All of the interests in the Joint Venture will be legally and beneficially owned by the Bank and its nominees immediately prior to Completion.

(D)	The Seller has agreed to sell 51% of its Membership Units in the Joint Venture to the Purchaser and the Purchaser has agreed to purchase such Membership Units upon and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, the Seller and the Purchaser agree, on and subject to the terms and conditions herein set forth, as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions.

For the purposes of this Agreement, capitalised terms used in this Agreement but not otherwise defined herein shall have the meanings ascribed to them in Schedule 1.1 and the provisions of part 2 of Schedule 1.1 shall apply as if they appeared in this Section 1.1. Other terms which are defined in this Agreement shall bear the meaning assigned to them where used elsewhere in this Agreement.

PURCHASE AGREEMENT	PAGE 2

ARTICLE 2

SALE AND PURCHASE

2.1	Sale and Purchase.

On the terms and subject to the conditions set forth in this Agreement, at Completion the Seller shall sell and the Purchaser shall purchase free of all Encumbrances and together with all rights attaching thereto the entire legal and beneficial interest in such number of Membership Units as is equal to 51% of all Membership Units in the Joint Venture (“Controlling Interest”).

2.2	Covenants for title.

Upon Completion the Seller shall be deemed to have given to the Purchaser the same covenants in relation to the sale of the Controlling Interest as are implied by Part I of the Law of Property (Miscellaneous Provisions) Act 1994 where a disposition is expressed to be made with full title guarantee except that s.6(2) of such act shall be excluded and s.3(1) of such act shall apply as if the words “other than” to the end of the sub-section were deleted therefrom.

2.3	No sale of part only.

Neither the Seller nor the Purchaser shall be obliged to complete the sale and purchase of any of the Membership Units unless the sale and purchase of all of the Controlling Interest is completed simultaneously.

2.4	VAT.

For the avoidance of doubt, no additional sums in respect of any VAT which is chargeable under the provisions of the VATA at the date of this Agreement shall be payable, pursuant to this Agreement, on the Sale of the Controlling Interest to the Purchaser pursuant to this Agreement.

ARTICLE 3

CONSIDERATION FOR THE CONTROLLING INTEREST

3.1	Consideration.

The consideration for the sale of the Controlling Interest shall be:

(a)	the entry into by the Purchaser of this Agreement; and

(b)	the payment by the Purchaser to the Seller the sum of US$438,600,000 (the “Purchase Price”).

PURCHASE AGREEMENT	PAGE 3

3.2	Payment of Purchase Price.

At Completion and subject to the terms and conditions set forth in this Agreement, the Purchaser shall make payment of the Purchase Price by wire transfer in immediately available funds in U.S. Dollars to the Seller’s Account.

ARTICLE 4

COMPLETION

4.1	Completion Date and Time.

The completion of the sale and purchase of the Controlling Interest (the “Completion”) shall take place within three Business Days following satisfaction of all of the conditions to Completion set forth in Section 10.1(a) and 10.3(a) or at such other later date and time as the Parties may agree (the “Completion Date”), provided that on such date all other conditions set out in Article 10 are satisfied. Completion shall take place at such location as the Parties agree, and shall be effective as of the Effective Time.

4.2	Joint Venture Interest.

The Controlling Interest shall pass on Completion whereupon:

(a)	the parties agree that, and the Seller shall procure that, the Purchaser shall be admitted as a member of the Joint Venture on the terms of the Initial Partnership Agreement; and

(b)	the Seller shall cease to have any rights or entitlement in relation to the Controlling Interest.

4.3	Deliveries at Completion.

At Completion, the Seller and the Purchaser shall make the deliveries set forth on Schedule 4.3.

4.4	Disclosure.

(a)	Subject to Section 4.4(c) below, no liability shall attach to the Seller in respect of a claim for breach of any of the Seller Warranties if and to the extent that the matter or circumstance giving rise to the claim was fairly disclosed in its Disclosure Schedules with sufficient details to identify the nature and scope of the matter disclosed.

(b)	No liability shall attach to the Purchaser in respect of a claim for breach of any of the Purchaser Warranties if and to the extent that the matter or circumstance giving rise to the claim was fairly disclosed in its Disclosure Schedules with sufficient details to identify the nature and scope of the matter disclosed.

(c)	Notwithstanding any other provision of this Agreement, the Seller shall be liable for any breach of Section 6.16(a) on an indemnity basis and the liability of the Seller for breach of Section 6.16(a) shall not be limited by disclosure.

PURCHASE AGREEMENT	PAGE 4

(d)	The disclosure of any matter or document shall not imply any representation, warranty or undertaking not expressly given in this Agreement, nor shall such disclosure be taken as extending the scope of any of the Warranties.

(e)	If there is any inconsistency between the Disclosure Schedules and the contents of any document attached to the Disclosure Schedules, the contents of such document shall prevail.

(f)	The Disclosure Schedules shall be deemed to include all information expressly contained in the Agreement and the Operative Documents.

4.5	Consummation of Completion.

The Seller and the Purchaser agree to use their reasonable endeavours to consummate the Completion on the terms and subject to the conditions set forth in this Agreement including executing and procuring its Affiliates (as applicable) to execute the Joint Venture Agreements (other than this Agreement) substantially in the form exhibited in this Agreement (to the extent not executed prior to this Agreement).

4.6	Failure to Complete.

If in any respect the provisions of Section 4.3 are not complied with on the date for Completion set by Section 4.1 the Party not in default may:

(a)	defer Completion to a date not more than 60 days after the date set by Section 4.1 (and so that the provisions of this Section 4.6 apart from this Section 4.6 (a) shall apply to Completion as so deferred); or

(b)	proceed to Completion so far as practicable (without prejudice to its rights hereunder); or

(c)	terminate this Agreement and all other Operative Documents (to which it or its Affiliates is a party) without, save as provided by Article 11 and Section 14.1 of this Agreement, incurring any liability whatsoever (except in respect of any antecedent breach thereof).

ARTICLE 5

CERTAIN ADDITIONAL AGREEMENTS OF THE BANK

5.1	Access to Facilities, Seller and Employees.

With the prior written consent of the Bank, which consent shall not be unreasonably withheld or delayed and which may be conditional on a representative of the Bank being present at any such meetings, the Bank shall upon reasonable prior notice and during business hours permit the Purchaser to visit the premises and facilities of the Bank in the United Kingdom, India and the Philippines, meet with any applicable vendors of the Bank, meet with the employees employed in the Merchant Acquiring Business, meet with the representatives of the Merchants subject to the Security and Privacy Policies and Procedures of the Bank, and meet with the Card Associations and Network Organizations.

PURCHASE AGREEMENT	PAGE 5

5.2	Delivery of Financial Statements and Valuation.

(a)	The Bank will deliver to the Purchaser at Completion the Audited Financial Statements.

(b)	The Bank will deliver to the Purchaser within 11 days of Completion the Additional Financial Statements.

(c)	The Bank will use its reasonable endeavors to cooperate with and assist the Purchaser and its Affiliates in connection with valuation of the Transferred Assets, including tangible and intangible assets, in accordance with IFRS.

5.3	Merchant Agreements.

The Bank will deliver at Completion an updated Schedule 6.14(a), which shall provide the same information as contained in Schedule 6.14(a) for the 12 month period ending on the last day of the month immediately preceding the Completion Date.

5.4	Exhibit 10

The Seller and the Purchaser each undertake to comply with their respective obligations set out in Exhibit 10 to this Agreement

ARTICLE 6

WARRANTIES OF THE SELLER

The Seller warrants as follows to the Purchaser, at the date hereof and immediately prior to Completion:

6.1	Organization.

(a)	The Bank is a company incorporated under the Laws of England and Wales. The Bank has all requisite corporate power to own and carry on the Merchant Acquiring Business as owned and carried on by it. The Bank is duly qualified, approved, authorized, licensed or registered to carry on the Merchant Acquiring Business in each of the jurisdictions where its conduct of the Merchant Acquiring Business or its ownership of the Merchant Acquiring Assets makes such qualification, license or registration necessary.

(b)	Except as set out in Schedule 6.1(b), no part of the Merchant Acquiring Business has ever been conducted through a branch, agency or permanent establishment outside the United Kingdom.

6.2	Authority.

The Seller has the corporate power and authority to enter into and perform its obligations under this Agreement and each of the Restructuring Agreements and the Operative Documents to which it is or will be a party and to effect the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Restructuring Agreements and the Operative Documents

PURCHASE AGREEMENT	PAGE 6

to which it is or will be a party have been approved by all requisite corporate action on the part of such Seller, and, assuming this Agreement constitutes the legally valid and binding obligation of the Purchaser, this Agreement constitutes (and each Restructuring Agreement and each Operative Document to which such Seller is or will be a party, when executed and delivered pursuant hereto, will constitute) a legally valid and binding obligation of such Seller enforceable in accordance with its terms, subject only to any limitation under Laws relating to bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and the discretion that a court of competent jurisdiction may exercise in the granting of equitable remedies (whether considered in a proceeding in equity or at law).

6.3	Legal Proceedings.

Except as set out in Schedule 6.3, there are no actions, suits or proceedings pending or threatened in writing against the Merchant Acquiring Business that exceed £10,000 (or its equivalent), individually or £50,000 in the aggregate. There has been no undertaking or assurance given by the Bank to any Governmental Entity in respect of the Merchant Acquiring Business and the Merchant Acquiring Business is not the subject of any injunction or similar court order which is still in force and which affects the Merchant Acquiring Business or the Merchant Acquiring Assets.

6.4	No Violations.

(a)

Except as set out in Schedule 6.4(a), the execution, delivery and performance by the Seller of this Agreement, or the Restructuring Agreements or the Operative Documents to which it is or will be a party or the consummation of the transactions contemplated hereby or thereby does not and will not (i) violate, conflict with, result in a breach of or constitute a default under (with or without notice or lapse of time or both) or require any Consent under any agreement, contract, instrument, indenture, mortgage or lease to which the Seller is a party or by which its properties or assets are bound, (ii) constitute a violation by the Seller of any applicable Laws, or require any Authorization from any Governmental Entity, (iii) violate the membership agreements between the Bank and the Card Associations or between the Bank and the Network Organizations, or require any Authorization from any such association or organization, (iv) violate, conflict with, or constitute a default entitling any other Person to exercise any rights under, any of the terms or provisions of its constitutional documents or by-laws, (v) violate any order, judgment, injunction or decree of any court, arbitrator, or Governmental Entity against or binding upon the Seller or any of its properties or assets, or (vi) result in a breach of, or cause the termination or revocation of, any Authorization or Consent held by the Bank which is necessary for the operation of the Merchant Acquiring Business or the ownership of the Merchant Acquiring Assets, other than, in each of the preceding sub-sections (i) through (vi), such violations, conflicts, requirements, termination, revocation, breaches and defaults and exercises of rights as would not reasonably be expected to be, either individually or in the aggregate material or result in Losses to the Merchant Acquiring Business of £1,000,000 or more. Upon Completion, except as set out in Schedule 6.4(a), all Consents necessary for the conduct by the Joint Venture of the Merchant Acquiring Business will

PURCHASE AGREEMENT	PAGE 7

have been issued or granted to the Joint Venture and all such Consents will be in full force and effect and to the Bank’s Knowledge there is no circumstance which indicates that any Consent is likely to be suspended, cancelled or revoked or that any Consent will expire within a period of one year from the date of this Agreement.

(b)	(i)The Merchant Acquiring Business does not enjoy the benefit of any licence, consent, permit, approval or authorisation or any right the benefit of which will be adversely affected or lost upon the assignment to the Joint Venture by the Bank of its rights and interests thereunder or upon acquisition of the Controlling Interest by the Purchaser, and (ii) the agreements set out in Schedule 6.4(b) are the only Third Party Vendor Agreements and the only Merchant Agreements with respect to the Merchant Acquiring Business in each case that contain provisions requiring the Consents of the relevant parties thereto for the assignment to the Joint Venture by the Bank of its rights and interests thereunder or the acquisition of the Controlling Interest by the Purchaser.

6.5	Financial Information.

(a)	With respect to the Financial Statements delivered on or before the date of this Agreement which are set out in Schedule 6.5(a) and the Audited Financial Statements and Additional Financial Statements in each case when delivered in accordance with the provisions of Section 5.2:

(i)	such financial statements and the revenues of the Merchant Acquiring Business (as shown therein and extracted from the respective management accounts of the Bank) were when delivered true and accurate in all material respects;

(ii)	except as set out ins Schedule 6.5(a)(ii), the expenses incurred by the Merchant Acquiring Business in connection with the Third Party Vendor Agreements listed in Schedule 6.14(e) and the Independent Sales Organization Agreements and Referral Agreements listed in Schedule 6.15, as shown in the financial statements were when such financial statements were delivered true and accurate in all material respects; provided, however, that for the purposes of this Section 6.5(a)(ii), such expenses for the financial period ending 31 December 2007 (on an annualized basis) as shown in such financial statements shall be regarded by the Bank and the Purchaser as true and accurate on an aggregate basis in all material respects unless they have been understated by more than £150,000 for the respective periods;

(iii)	the methodology consistently applied for calculating the revenues as reflected in the financial statements uses an accrual basis of accounting and is a fair and appropriate representation in all material respects of the results of operation of the Merchant Acquiring Business for the periods indicated; and

(iv)	such financial statements present a true and fair view of the point-of sale terminals, reserve accounts, other fixed assets and inventory (if any) of the Bank with respect to the Merchant Acquiring Business as of the dates therein specified.

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(b)	For the purposes of this Section 6.5 (but not otherwise) material shall mean, an adverse adjustment in the Net Profit before Tax of £500,000 for the profit and loss statement or 5% in aggregate of the total assets in the balance sheet.

6.6	Ownership of Transferred Assets.

(a)	The Bank has legal and beneficial ownership of the Transferred Assets free and clear of all Encumbrances as at the date of this Agreement. Upon conclusion of all transactions contemplated by this Agreement and the Other Operative Documents including but without limitation the Restructuring (which for the avoidance of doubt includes deferred transfer of Transferred Assets in accordance with the provisions of the Hive Down Agreement), and subject to the receipt of the Consents and Authorizations referred to in Section 6.12, the Joint Venture will have legal and beneficial title to the Transferred Assets clear of all Encumbrances.

(b)	The Transferred Assets together with the services and arrangements to be provided pursuant to the provisions of the Marketing Alliance Agreement, HSBC Trademark Licence Agreement, Processing Agreement and the Transition Agreement together comprise all of the assets, services and arrangements that the Joint Venture requires to enable it to carry on the Merchant Acquiring Business in materially the same manner and scope and to the same extent as carried on prior to the Restructuring.

6.7	Agreements.

Since 1 June 2007:

(a)	except as set out in Schedule 6.7(a), the Bank has, and to the Bank’s Knowledge all other parties to the Merchant Agreements and Third Party Agreements have, performed in a timely manner all material obligations required to be performed by them to date under the terms of the Merchant Agreements or the Third Party Agreements;

(b)	the Bank has not received any written notice of default or termination or intent to terminate from any party to any Third Party Agreement, or any notice of fraud by or bankruptcy or insolvency of any party to any such agreement;

(c)	except as set out in Schedule 6.7(c), the Bank has not received any written notice of default (in respect of any Merchant Agreement) or termination or intent to terminate (any Merchant Agreement), fraud by or bankruptcy or insolvency of any party to any Merchant Agreements in excess of the number of such defaults, frauds, bankruptcy or insolvency which the Merchant Acquiring Business experiences in the Ordinary Course;

(d)	except as set out in Schedule 6.7(d), the Bank has not received any written notice of the Bank’s default or fraud in respect of any Merchant Agreement;

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(e)	the Bank has not received any written notice of termination or intent to terminate any of the Key Accounts set out in Schedule 2 of the Marketing Alliance Agreement and, the level of terminations of Merchant Agreements has since the Financial Statement Date not exceeded the number of terminations which the Merchant Acquiring Business experiences in the Ordinary Course; and

(f)	except as set out in Schedule 6.7(f), the Bank has not given notice of default, fraud or election to terminate or intent to terminate any Merchant Agreement or Third Party Agreement in excess of the number of such defaults, frauds, or elections to terminate which the Merchant Acquiring Business experiences in the Ordinary Course.

6.8	Employees.

(a)	With respect to the Transferred Employees:

(i)	except as set out in Schedule 6.8(a)(i), the Bank is in compliance with all applicable Laws in respect of employment and employment practices and applicable terms and conditions of employment;

(ii)	except as set out in Schedule 6.8(a)(ii), the Bank has not and is not engaged in any trade union, or other employee representative, dispute and no grievance, allegation or claim is being conducted or has been threatened or is pending or to the Bank’s Knowledge is likely against the Bank;

(iii)	except as set out in Schedule 6.8(a)(iii), there are no collective bargaining agreements or other employee representation agreements or arrangements in force nor (to the Bank’s Knowledge) is any trade union or other entity or organisation representing some or all of the employees seeking to organize or obtain recognition or representation rights. There is no labour strike, dispute, work slowdown or stoppage or similar industrial action being taken against the Bank or which is threatened or is pending or likely relating to the Merchant Acquiring Business;

(iv)	no Transferred Employee has any agreement, save as disclosed in Schedule 6.8(a)(iv), which provides for a greater entitlement to length of notice or severance or long service payment in order to terminate his or her employment without giving rise to a claim for damages or compensation other than pursuant to the Security of Employment Policy ( November 2006) as set out in Schedule 6.8(a)(iv);

(v)	no former employee has to the Bank’s Knowledge the right to return to work in the Merchant Acquiring Business;

(vi)	except as set out in Schedule 6.8(a)(vi) no Transferred Employee is on secondment, maternity, paternity, parental, ill-health, injury or other leave or has been continuously absent from work for at least four weeks prior to the date of this Agreement;

PURCHASE AGREEMENT	PAGE 10

(vii)	No Transferred Employee has indicated or communicated his or her intention to resign or terminate his or her employment as a result of the transaction contemplated by this Agreement;

(viii)	except as set out in Schedule 6.8(a)(viii) all of the Transferred Employees are wholly dedicated to the Merchant Acquiring Business and have been so dedicated throughout the 6 month period ending on the date of this Agreement;

(ix)	except as set out in Schedule 6.8(a)(ix) there are no employees, contractors, consultants or other individuals employed or engaged by a party other than the Bank who are assigned to the Merchant Acquiring Business (whether in the United Kingdom or other jurisdictions) other than as set out in Schedule 6.8(a)(ix);

(x)	there are no agreements or arrangements which entitle any Transferred Employee to resign or be deemed to have been dismissed or to a variation of contract or giving rise to breach of contract or to a payment or benefit as a result of the transfer of the Merchant Acquiring Business or the transaction contemplated by this Agreement;

(xi)	except as set out in Schedule 6.8(a)(xi) to the Bank’s Knowledge there are no employees reasonably required for the Merchant Acquiring Business who are not Transferred Employees;

(b)	Schedule 6.8(b) sets out all the collective bargaining agreements being negotiated with respect to the Transferred Employees.

6.9	Employee Plans.

With respect to the Transferred Employees:

(a)	The Bank has furnished to the Purchaser true, correct and complete copies of all of the Employee Plans and such Employee Plans are listed in Schedule 6.9(a).

(b)	Except as described in Schedule 6.9(b), no commitments or promises to improve or otherwise amend any Employee Plan which applies to the Transferred Employees other than in the Ordinary Course have been made by the Bank.

(c)	All employee data prepared and provided by the Bank to the Purchaser which relates to the Transferred Employees (other than data provided by the employees or any other third parties) shall be true and correct in all material respects as of the last working day of the previous calendar month prior to the date of delivery to the Purchaser and the Bank shall, as soon as reasonably practicable, notify the Purchaser of any material changes thereto which are within the Bank’s Knowledge.

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(d)	Except as described in Schedule 6.9(d), the Employee Plans have been maintained in all material respects in compliance with their terms and with the requirements prescribed by Laws of the United Kingdom.

6.10	Umbrella Agreements.

The Merchant Agreements listed in Schedule 6.10 are part of larger master agreements and are the only Merchant Agreements that are not separate and independent agreements.

6.11	Compliance with Laws.

(a)	Except as set out in Schedule 6.11(a), the Merchant Acquiring Business is not in violation of any Laws or any Association Rules or Clearing System Rules applicable to the Merchant Acquiring Business. Within the past 12 months preceding the date of this Agreement, except as set out in Schedule 6.11(a), the Bank has not in respect of the Merchant Acquiring Business received notice from any Card Association or Network Organization that the Bank or any Merchant is not in compliance with any Association Rules or Clearing System Rules and has not in respect of the Merchant Acquiring Business received notice of the assessment of any fines or penalties due from the Bank or any Merchant to a Card Association or Network Organization.

(b)	Except as set out in Schedule 6.11(b), the Seller has complied with the provisions of all Laws and all returns, particulars, resolutions and other documents required under any Laws to be delivered on behalf of the Bank to any Governmental Entity in connection with the Merchant Acquiring Business have been properly made and delivered and the Seller has not received notification of the levy of any fine or penalty for non-compliance.

6.12	Authorizations.

(a)	As of the date hereof and upon Completion, except as set out in Schedule 6.12(a) no Authorization or Consent is required to be obtained or made by or with respect to the Seller to authorize or consent to the execution, delivery or performance by the Seller of, or for the Seller to execute, deliver or perform, this Agreement, the Restructuring Agreements and the Operative Documents to which the Seller is or will be a party or the consummation of the transactions contemplated hereby or thereby.

(b)	All Authorizations or Consents necessary for the conduct by the Bank of the Merchant Acquiring Business and for its respective legal and beneficial ownership of the Transferred Assets have been issued or granted to the Bank and all such Authorizations or Consents are in full force and effect.

(c)

Except as set out in Schedule 6.12(c), upon Completion no Authorization or Consent will be required to be obtained or made by or with respect to the Joint Venture to authorize or consent to the execution, delivery or performance by the Joint Venture of, or for the Joint Venture to execute, deliver or perform, the Restructuring Agreements and the Operative Documents to which the Joint Venture will be a party or the consummation of the transactions contemplated

PURCHASE AGREEMENT	PAGE 12

thereby or by this Agreement. Upon Completion, except as set out in Schedule 6.12(c), all Authorizations or Consents necessary for the conduct by the Joint Venture of the Merchant Acquiring Business and for the Joint Venture’s legal and beneficial ownership of the Transferred Assets, including those enumerated in Section 9.4(a), will be issued or granted to the Joint Venture and all such Authorizations or Consents will be in full force and effect.

6.13	Material Adverse Effect.

Except as set out in Schedule 6.13, since the Financial Statement Date, there has not been any change in the operations or financial condition of the Merchant Acquiring Business and no event has occurred or circumstances exist which would result in a Material Adverse Effect.

6.14	Merchants and Merchant Agreements; Third Party Vendor Agreements.

(a)	Schedule 6.14 (a) sets out a substantially true and correct list of all Merchants by Card Processing volume as of the Financial Statement Date detailing each Merchants’ merchant account number, merchant classification code, calendar year 2007 Card processing volume, gross discount revenue and Interchange Fees paid for the 12 month period immediately preceding the Financial Statement Date. The updated Schedule 6.14(a) to be provided pursuant to Section 5.3 shall, when provided, be materially true and correct.

(b)	All of the Key Accounts set out in Schedule 2 of the Marketing Alliance Agreement are subject to valid and binding written Merchant Agreements. To the Bank’s Knowledge the number of Merchants who are not subject to valid and binding Merchant Agreements does not exceed 1% of all Merchants.

(c)	Schedule 6.14(c) contains a true, accurate and complete copy of the current version of the standard form Merchant Agreement presently used by the Bank in the United Kingdom and a true, accurate and complete copy of each other version of the standard form Merchant Agreement used by the Bank in the United Kingdom during the last ten (10) years. All Merchant Agreements were created by the Bank in accordance with its then current customary credit review and acceptance criteria for the Merchant Acquiring Business, which in all cases were in compliance with any applicable rules and regulations of the Card Associations and the Network Organizations. Save in respect of the Key Accounts set out in Schedule 2 of the Marketing Alliance Agreement, none of the Merchant Agreements materially vary from the then current standard form.

(d)	Except as set out in Schedule 6.14(d) which describes the names of the Merchants and the estimated annualized loss for calendar year 2007 for such Merchant relationship under the Merchant Acquiring Business, all Merchant Agreements provide for a merchant service charge for Credit Card Transactions and/or Debit Card Transactions which exceed Interchange Fees charged by the applicable Card Association.

(e)	The Third Party Vendor Agreements set out in Schedule 6.14(e) are all of the vendor agreements, other than immaterial vendor agreements, executed by the Bank under which the Bank obtains goods and services related to the Merchant Acquiring Business. Schedule 6.14(e) accurately categorises the Third Party Vendor Agreements into the following categories: (i) Category ‘A’ Transferred Third Party Vendors Agreements, which will be transferred to the Joint Venture on or as soon as reasonably practicable following the Transfer Date in accordance with the provisions of the Hive Down Agreement; (ii) Category ‘B’ Retained Third Party Vendor Agreements which, in accordance with the provisions of the Hive Down Agreement, in each case, where required by the Joint Venture, will be transferred to the Joint Venture on or as soon as reasonably practicable following the Expiration of Service to which the relevant Retained Third Party Vendor Agreement relates; and (iii) Shared Third Party Vendor Agreements which, in accordance with the provisions of the Hive Down Agreement, will not be transferred to the Joint Venture but in relation to which the Bank shall, where required by the Joint Venture, in each case seek to obtain a contract in the name of the Joint Venture before the end of the Relevant Expiration of Service. There are no other third party vendor agreements the benefit of which is required by the Joint Venture to operate the Merchants Acquiring Business in substantially the same manner as the Bank operates the Merchant Acquiring Business prior to Completion.

(f)	Schedule 6.14(f) part 1 sets out details of all software and software licenses to be transferred to the Joint Venture and Schedule 6.14(f) part 2 sets out details of all other software and software licenses used in the Merchant Acquiring Business which are not being transferred to the Joint Venture.

(g)	Except as set out in Schedule 6.14(g) the Bank has received from each Level 1 Merchant (as defined by the Card Associations) a report on compliance (as required by the Card Association) that indicates that each such Merchant is PCI compliant.

6.15	Independent Sales Organization Agreements and Referral Agreements.

The parties with which the Bank entered into the agreements listed in Schedule 6.15 are the only independent sales organizations of the Bank relating to the Merchant Acquiring Business (the “Independent Sales Organizations”) and the only referral agreements of the Bank relating to the Merchant Acquiring Business (the “Referral Agreements”). The Bank has no outstanding obligations to make payments to any Independent Sales Organization or referral agent for referring, soliciting, or servicing any Merchant or for any other reason whatsoever, other than obligations in the Ordinary Course of the Merchant Acquiring Business and which are Retained Liabilities.

6.16	Taxes.

(a)	Notwithstanding any other provision of this Agreement but subject to Section 4.4(c) and the operation of Section 9.10, all Taxation, for which the Joint Venture has been liable or is liable to account for or which arises by reference to any Event on or before Completion, has been duly paid including, for the avoidance of doubt, any Taxation for which the Joint Venture is liable to account for with respect to the Restructuring. The Purchaser shall have no liability for any Taxes arising out of the transaction pursuant to the Restructuring Agreements including the transfer to the Joint Venture of the Merchant Acquiring Business, or as a result of any other matter arising or accruing prior to Completion.

13

PURCHASE AGREEMENT	PAGE 14

(b)	The Joint Venture is a taxable person and is currently registered for the purposes of VAT as a member of the Bank VAT Group with VAT registration number GB 365684514.

(c)	The Joint Venture (and prior to the completion of the Restructuring, the Bank with respect to the Merchant Acquiring Business and the Merchant Acquiring Assets) does not own or has not owned any assets which are capital items subject to the capital goods scheme under Part XV of the VAT Regulations 1995.

(d)	The Bank has advanced, by way of a loan on demand of £100,000 to the Joint Venture on interest free terms which the Joint Venture is holding in a one month interest bearing deposit account.

(e)	The Bank has contributed the Completion Assets and Merchant Acquiring Business, and will contribute on the Transfer Date, the Transfer Date Assets as described in and in accordance with the Hive Down Agreement.

(f)	All notices, returns (including any land transaction returns), reports, accounts, computations, statements, assessments and registrations and any other necessary information submitted by the Joint Venture (and in relation solely to VAT prior to the completion of the Restructuring, the Bank with respect to the Merchant Acquiring Business, the Merchant Acquiring Services and the Merchant Acquiring Assets) to any Taxation Authority for the purposes of Taxation have been made on a proper basis, were submitted within applicable time limits, were accurate and complete when supplied and remain accurate and complete in all material respects. None of the above is, or is likely to be, the subject of any material dispute with any Taxation Authority.

(g)	The Joint Venture (and in relation solely to VAT prior to the completion of the Restructuring, the Bank with respect to the Merchant Acquiring Business, the Merchant Acquiring Services and the Merchant Acquiring Assets), has within applicable time limits, maintained all records in relation to Taxation as they are required to maintain.

(h)	The Joint Venture (and in relation solely to VAT prior to the completion of the Restructuring, the Bank with respect to the Merchant Acquiring Business, the Merchant Acquiring Services and the Merchant Acquiring Assets) is not involved in any dispute with any Taxation Authority and has not been subject to any visit, audit, investigation, discovery or access order by any Taxation Authority. To the Bank’s Knowledge there are no circumstances existing which make it likely that a visit, audit, investigation, discovery or access order will be made in the next 24 months.

(i)	Neither the execution nor Completion of this Agreement, nor any other event since the Financial Statements Date, will result in any asset which is part of the Merchant Acquiring Business or which is a Merchant Acquiring Asset

PURCHASE AGREEMENT	PAGE 15

being deemed to have been disposed of and re-acquired for Taxation purposes under section 179 of TCGA 1992, paragraphs 58 or 60 of Schedule 29 to the Finance Act 2002, paragraph 12A of Schedule 9 to the Finance Act 1996, paragraph 30A of Schedule 29 to the Finance Act 2002, or as a result of any other event.

(j)	Neither entering into this Agreement nor Completion will result in the withdrawal of any stamp duty or stamp duty land tax relief granted on or before Completion in respect of any asset which is part of the Merchant Acquiring Business.

(k)	All instruments (other than those which have ceased to have a legal effect) executed by the Joint Venture or which relate to the Merchant Acquiring Business (and which are or were subject to stamp duty) have been duly stamped.

(l)	Each of the Members who is a Member of Joint Venture before Completion has invested in its own right in the Joint Venture and does not and did not hold its Membership Units as a nominee or on behalf of another.

(m)	If the Bank had disposed of each of its assets of the Merchant Acquiring Business which qualifies for capital allowances before the Restructuring for a consideration equal to their book value as shown in or adopted for the purposes of the last audited accounts of the Bank or for the value of consideration actually given on its original acquisition by the Bank, no balancing charge would arise in respect of any such asset under any legislation relating to capital allowance.

(n)	for the purposes of stamp duty, the Transferred Assets do not include any stock, marketable securities or chargeable securities of any kind.

6.17	Conduct of Business in Ordinary Course.

Since the Financial Statement Date, the Merchant Acquiring Business has been carried on by the Bank in the Ordinary Course. Without limiting the generality of the foregoing, since the Financial Statement Date, the Bank has not:

(a)	sold, transferred or otherwise disposed of any of the Merchant Acquiring Assets except for Merchant Acquiring Assets which are obsolete or have worn out in the Ordinary Course of the Merchant Acquiring Business, or which do not exceed £2,500 (or its equivalent), individually, or £50,000 (or its equivalent), in the aggregate;

(b)	except as set out in Schedule 6.17(b), made any capital expenditure or commitment therefor for point-of-sale terminals used in connection with the Merchant Acquiring Business that exceeded £25,000 (or its equivalent), individually or £100,000 in the aggregate, and made any other capital expenditure or commitment therefor in respect of the Merchant Acquiring Business that exceeded £50,000 (or its equivalent), individually or £250,000 in the aggregate;

PURCHASE AGREEMENT	PAGE 16

(c)	except as set out in Schedule 6.17(c), discharged any secured or unsecured obligation or liability owed to the Bank (whether accrued, absolute, contingent or otherwise) relating exclusively to the Merchant Acquiring Business that exceeded £10,000 (or its equivalent), individually or £40,000 in the aggregate;

(d)	increased its indebtedness for borrowed money or other indebtedness or made any loan or advance, or assumed, guaranteed or otherwise became liable with respect to the liabilities or obligation of any Person in connection with the Merchant Acquiring Business, which indebtedness or other liability will be assumed by the Joint Venture on or after the Completion Date;

(e)	removed or transferred any Transferred Employee except as contemplated under the Operative Documents or as a result of termination of any employment for poor performance or misconduct or as a result of the voluntary resignation of any employee for any reason or the voluntary opt out of any employee from the transfer;

(f)	except as set out in Schedule 6.17(f), written off as uncollectible any accounts receivable relating to the Merchant Acquiring Business that exceeded £25,000 (or its equivalent), individually, or £100,000 (or its equivalent) in the aggregate;

(g)	except as set out in Schedule 6.17(g), , granted any increase in the rate of wages, salaries, bonuses, Employee Plans or other remuneration, compensation or benefit of Transferred Employees that exceeded 15%, individually, or 4.0% in the aggregate, of the total Transferred Employee costs of the Merchant Acquiring Business;

(h)	except as set out in Schedule 6.17(h), suffered any loss or liability in respect of the Merchant Acquiring Business or any of the Merchant Acquiring Assets in excess of £25,000 (or its equivalent), individually, or £175,000 (or its equivalent) in the aggregate, whether or not covered by insurance;

(i)	suffered any material shortage or any cessation or continued and non-routine interruption of inventory shipments, supplies or ordinary services in connection with the Merchant Acquiring Business to the Bank;

(j)	cancelled or waived any claims or rights in connection with the Merchant Acquiring Business that exceeded £30,000 (or its equivalent), individually or in the aggregate;

(k)	commenced, compromised or settled any litigation, proceeding or other governmental action relating to the Merchant Acquiring Business that exceeded £25,000 (or its equivalent), individually, or £100,000 (or its equivalent) in the aggregate;

(l)	cancelled or reduced any of its insurance coverage on the Merchant Acquiring Business or any of the Merchant Acquiring Assets except in the Ordinary Course of the Merchant Acquiring Business;

PURCHASE AGREEMENT	PAGE 17

(m)	except as set out in Schedule 6.17(m) and for any closure in the Ordinary Course of the Merchant Acquiring Business (including closure as a result of ordinary system maintenance), permitted or failed to prevent any of its facilities or operating systems applicable to the Merchant Acquiring Business to be shut down for any period of time in excess of two hours, or permitted or failed to prevent any facility or operating system shutdown resulting in inability to authorize or process Card Transactions for a period of 120 consecutive minutes;

(n)	made any change to methodology applied for calculating the revenues as reflected in the Financial Statements;

(o)	authorized, agreed or otherwise committed contractually, whether or not in writing, to do any of the foregoing; or

(p)	become aware that any event which relates to the Merchant Acquiring Business has occurred which would entitle any Person to terminate any Merchant Agreement, or Third Party Agreement which individually or in aggregate would have a material adverse effect on the Merchant Acquiring Business relative to either the Joint Venture’s rolling twelve month earnings prior to the occurrence of the event or the Joint Venture’s total asset value as stated in the accounts at the end of the month prior to the occurrence of the event.

6.18	Terminals.

(a)	Schedule 6.18(a) lists all Terminals owned by the Bank and used in connection with the Merchant Acquiring Business.

(b)	Schedule 6.18(b) lists the number of non-EMV compliant Terminals that will need to be upgraded or replaced.

6.19	Reserve Accounts.

All amounts held, and relating exclusively to the Merchant Acquiring Business, whether resulting from deferred crediting of the settlement amounts to the Merchants held by the Bank at the Effective Time or otherwise, as reserves for Chargebacks and Credit Losses accruing before the Effective Time and the other arrangements in each case as set out in Schedule 6.19 (collectively, the “Reserve Accounts”) are the only security arrangements which relate exclusively to the Merchant Acquiring Business, currently in place. The Seller shall update Schedule 6.19 three Business Days prior to the Completion Date.

6.20	Chargebacks and Credit Losses.

The unreimbursed Chargebacks and Credit Losses for the Merchant Acquiring Business (including any unreimbursed Chargebacks and Credit Losses that are being subsidized or paid for by any division of the Bank outside of the Merchant Acquiring Business) have been appropriately estimated and accounted for and reflected in the Financial Statements set out in Schedule 6.5.

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6.21	Joint Venture.

(a)	Organization, Qualification, and Corporate Power. As of the Effective Time, the Joint Venture will:

(i)	have been duly organized and validly existing under the Laws of England and Wales;

(ii)	be duly qualified to conduct business under the Laws of each relevant jurisdiction where such qualification is required; and

(iii)	have full corporate power and authority to carry on the Merchant Acquiring Business in the relevant jurisdiction and to own and use the Transferred Assets.

(b)	Capitalization. As of the Effective Time:

(i)	there will be no outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Joint Venture to issue, sell, or increase its Membership Units;

(ii)	there will be no outstanding rights to exercise stock appreciation, phantom stock, profit participation or other equity ownership rights with respect to the Joint Venture;

(iii)	the Seller has not entered into any voting trusts, proxies, or other agreements with any other Person with respect to the voting of the Membership Units; and

(iv)	all of the Membership Units will be legally and beneficially owned by the Seller free and clear of all Encumbrances.

(c)

No Violations. Except as set out in Schedule 6.21(c) the execution, delivery and performance by the Joint Venture of the Restructuring Agreements and the Operative Documents to which it is or will be a party or the consummation of the transaction contemplated hereby or thereby does not and will not (i) violate, conflict with, result in a breach of or constitute a default under (with or without notice or lapse of time or both) or require any Consent under any agreement, contract, instrument, indenture, mortgage or lease to which the Joint Venture is a party or by which its properties or assets are bound, (ii) constitute a violation by the Joint Venture of any applicable Laws, or require any Authorization from any Governmental Entity, (iii) violate the membership agreements between the Bank and the Card Associations or between the Bank and the Network Organizations, or require any Authorization from any such association or organization, (iv) violate, conflict with, or constitute a default entitling any other Person to exercise any rights under, any of the terms or provisions of its constitutional documents or by-laws, (v) violate any order, judgment, injunction or decree of any court, arbitrator, or Governmental Entity against or binding upon any of the Joint Venture or any of its properties or assets, or (vi) result in a breach of, or cause the termination or revocation of,

PURCHASE AGREEMENT	PAGE 19

any Authorization or Consent held by the Bank or the Joint Venture which is necessary to the operation of the Merchant Acquiring Business or the ownership of the Transferred Assets, other than, in each of the preceding sub-sections (i) through (vi), such violations, conflicts, requirements, termination, revocation, breaches and defaults and exercises of rights as would not reasonably be expected to be, either individually or in the aggregate material or result in Losses to the Merchant Acquiring Business of £1,000,000 or more.

(d)	No Subsidiaries. The Joint Venture does not (directly or indirectly) own, Control or have any investment in any Person, and there does not exist on the part of the Joint Venture (directly or indirectly) any commitment or obligation of any nature to acquire or make any investment or capital contribution in or to any Person.

(e)	Card Associations. The Joint Venture shall not require any Consent or Authorization from any Card Association in relation to the immediate operation of the Merchant Acquiring Business following Completion.

6.22	Competition/Anti-Trust.

Except as set out in Schedule 6.22, none of the Seller’s products, actions or contracts relating to the Merchant Acquiring Business in any material respect infringe or have in any material respect infringed any competition, anti-trust, restrictive trade practice, anti-trust, fair trading or any applicable consumer protection Law in any applicable jurisdiction in which the Bank or any Affiliate carries on, has carried on or in which the activities of the Bank or any Affiliate may have an effect, in each case in connection with the Merchant Acquiring Business.

6.23	Data Protection.

(a)	The Seller is for the purpose of the Merchant Acquiring Business registered with the UK Information Commissioner.

(b)	Except as set out in Schedule 6.23(b), all Merchant Acquiring Business Computer Systems that are used for the purpose of storing or using Personal Data for the Merchant Acquiring Business are located inside the EEA.

(c)	Except as set out in Schedule 6.23(c), the Seller is not party to any agreement that requires the Bank to transfer Personal Data of the Merchant Acquiring Business to a third party or that requires a third party to transfer Personal Data of the Merchant Acquiring Business to the Bank. All such agreements are listed in Schedule 6.23(c) and are in compliance with the Data Protection Act 1998.

(d)	In the last three years:

(i)	the Seller has not received a written complaint or objection to its processing, collection, storage or use of Personal Data of the Merchant Acquiring Business;

PURCHASE AGREEMENT	PAGE 20

(ii)	the Seller has not been instructed by the UK Information Commissioner (nor by an equivalent body in any other jurisdiction) to change its processing, collection, storage or use of Personal Data of the Merchant Acquiring Business;

(iii)	the processing, collection, storage and use of Personal Data of the Merchant Acquiring Business by the Seller has not been the subject of any proceedings (whether of a criminal, civil or administrative nature) in the United Kingdom or any equivalent proceedings in any other jurisdiction.

6.24	Solvency.

No order has been made, resolution passed, or to the Bank’s Knowledge, petition presented for the winding up of the Seller and no meeting has been convened for the purpose of winding up the Seller. The Seller has not in respect of the Merchant Acquiring Business, to the Bank’s Knowledge, been a party to any transaction which could be avoided in a winding up. The Seller is not insolvent, or unable to pay its debts within the meaning of the insolvency legislation applicable to the Seller and the Seller has not stopped paying its debts as they fall due. No event analogous to any of the foregoing has occurred in or outside the United Kingdom.

6.25	Insurances.

(a)	Full particulars of all the insurance policies (including the limit and basis of cover under each policy and the amount of the applicable excess) in which the Seller has an interest in relation to the Merchant Acquiring Business and Transferred Assets (the “Insurances”) together with a list of claims made under such Insurances in the last 5 years which exceed £100,000 per claim are listed in Schedule 6.25(a). In the reasonable opinion of the Bank the Insurances afford the Seller adequate cover.

(b)	All the Insurances are in full force and effect and will be maintained in full force without alteration pending Completion. All premiums have been paid on time in accordance with any agreed payment plan. To the Bank’s Knowledge there are no circumstances which might lead to any liability under any of the Insurances being avoided by the insurers or the premiums being increased. There is no claim outstanding under any of the Insurances nor is the Seller aware of any circumstances likely to give rise to such a claim or of any circumstances which might cause any of the insurers to refuse to renew any of them.

6.26	Trade.

(a)	The Merchant Acquiring Business is in material compliance with the trading statement a copy of which is set out in Schedule 6.26(a).

(b)	Except as set out in Schedule 6.26(b), neither the Bank nor any Affiliate, in respect of the Merchant Acquiring Business, has any business dealings either directly or indirectly involving any Persons or entities in Iran, Iraq, Libya, Sudan, Syria, Cuba or North Korea.

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6.27	Confidential Information Warranties.

(a)	The Seller has taken reasonable steps to protect its rights in its confidential information and any trade secret or confidential information of third parties used by or in relation to the Merchant Acquiring Business. This confidential information has not been disclosed to any third party other than in the ordinary course of business, nor to the Bank’s Knowledge, unlawfully obtained by any third party.

(b)	Where confidential information has been developed or acquired by the Seller in connection with the Merchant Acquiring Business in the 36-month period ending on the date of this Agreement, such confidential information (except insofar as it has fallen into the public domain through no act or omission of the Seller) has been kept strictly confidential and has not been disclosed other than subject to an obligation of confidentiality being imposed on the Person to whom the information was disclosed, and to the Bank’s Knowledge, there has not been a breach of such confidentiality obligations owed to the Merchant Acquiring Business by any third party.

(c)	The Seller is not in relation to the Merchant Acquiring Business a party to a confidentiality or other agreement or otherwise subject to any duty which restricts the free use or disclosure of confidential information relating to the Merchant Acquiring Business (other than confidential information belonging or relating to a third party).

6.28	Information Technology Warranties.

(a)	Except as set out in Schedule 6.28(a), there are no material defects relating to any element of the Computer System (to the Bank’s Knowledge), nor has the Computer System been affected by any defects or faults which have caused any material interruption to the Merchant Acquiring Business at any time during the 12 month period ending on the date of this Agreement.

(b)	The Computer System has, at the date of this Agreement and will have at Completion the capacity and performance necessary to fulfill the present requirements of the Merchant Acquiring Business.

(c)	The merchant processing systems and software currently used by the Bank in operating the Merchant Acquiring Business are operational for the purposes for which they are currently used, and have not experienced any material mechanical or software failure within the 180 day period prior to the date hereof.

(d)	The Seller has taken steps necessary to ensure that reasonable disaster recovery procedures are in place with the intention that the Merchant Acquiring Business can continue in the event of a failure of the Computer System (whether due to natural disaster, power failure or otherwise).

(e)

Except as set out in Schedule 6.28(e), the Seller has not encountered in relation to the Merchant Acquiring Business any material or persistent problems in relation to data compliance or as a result of any inability of any

PURCHASE AGREEMENT	PAGE 22

hardware or software to accurately and correctly process data including any date or dates of any kind, whether being in the nature of an adverse effect on or inconvenience in the operation of such hardware and software systems.

(f)	All records and information belonging to the Seller in relation to the Merchant Acquiring Business are in its exclusive possession, under its direct control and subject to unrestricted access to it.

(g)	Notwithstanding the generality of the foregoing, where any of the records, systems, data or information of the Seller in connection with the Merchant Acquiring Business, including the accounting records, are stored, maintained or operated by or on, or are otherwise dependent on or accessible by computer or other electronic, photographic or mechanical means, the Seller in relation to the Merchant Acquiring Business has direct control of all equipment and hardware and software licenses necessary to enable it/them to store, maintain, operate or access such records, systems, data or information in the manner in which they have been stored, maintained, operated or accessed prior to the date of this Agreement and prior to the Completion Date.

(h)	The Seller either owns or possesses licences (listed in Schedule 6.14(f)) for all software forming the Computer System, and there has been no breach of the terms of any such license which would entitle the relevant licensor to terminate the license.

ARTICLE 7

INDEMNIFICATION OF JOINT VENTURE

7.1	Deferred Membership Units.

The Seller undertakes to the Purchaser to satisfy any liability to the Joint Venture by contributing an amount equal to that which the Joint Venture would be entitled to recover pursuant to an indemnity by the Seller in favour of the Joint Venture indemnifying and holding harmless the Joint Venture from and against all Joint Venture Liabilities but subject to the limitations contained in Section 12 in return for such number of Deferred Membership Units as have the aggregate nominal value equal to the amount contributed by the Seller to the Joint Venture.

7.2	Joint Venture Liabilities.

(a)	To the extent the Seller fails to make a contribution to 7.1 then subject to the limitations contained in Article 12 and without prejudice to the Purchaser’s right to claim for breach of the Warranties, the Seller agrees to indemnify and hold harmless the Joint Venture from and against all Joint Venture Liabilities.

(b)	Subject to the limitations contained in Article 12 and without prejudice to the Purchaser’s rights to claim for a breach of Warranties, the Seller agrees to indemnify and hold harmless directors, officers, employees, Affiliates from and against all Joint Venture Liabilities.

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ARTICLE 8

WARRANTIES OF THE PURCHASER

Subject to Article 12, the Purchaser warrants as follows to the Seller, effective as of the date hereof, and immediately prior to Completion:

8.1	Organization.

The Purchaser is a company incorporated under the Laws of England and Wales. The Purchaser has all requisite corporate power to own and carry on the Merchant Acquiring Business.

8.2	Authority.

The Purchaser has the corporate power and authority to enter into and perform its obligations under this Agreement and each of the Operative Documents to which it is or will be a party and to effect the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Operative Documents to which it is or will be a party have been approved by all requisite corporate action on the part of the Purchaser, and, assuming this Agreement constitutes the legally valid and binding obligation of the Seller, this Agreement constitutes (and each Operative Document to which it is or will be a party, when executed and delivered pursuant hereto, will constitute) a legally valid and binding obligation of the Purchaser, enforceable in accordance with its terms, subject only to any limitation under Laws relating to bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and the discretion that a court of competent jurisdiction may exercise in the granting of equitable remedies (whether considered in a proceeding in equity or at law).

8.3	No Violations.

Except as set forth on Schedule 8.3, the execution, delivery and performance by the Purchaser of this Agreement or the Operative Documents to which it is or will be a party does not and will not (i) violate, conflict with, result in a breach of or constitute a default under (with or without notice or lapse of time or both) or require any Consent under any agreement, indenture, mortgage or lease to which the Purchaser is a party or by which its properties are bound, (ii) constitute a violation by the Purchaser of any applicable Laws or require any Authorization from any Governmental Entity, (iii) violate any order, judgment, injunction or decree of any court, arbitrator, or Governmental Entity against or binding upon the Purchaser or any of its properties, (iv) result in a breach of, or cause the termination or revocation of, any Authorization or Consent held by the Purchaser which is necessary to the ownership of its properties or the operation of its businesses, or (v) violate, conflict with, or constitute a default entitling any other Person to exercise any rights under any of the terms or provisions of its deed of formation (or any governing or constitutional documents or their equivalent) of the Purchaser or any contracts or instruments to which the Purchaser is a party or pursuant to which any of the Purchaser’s assets or properties is subject.

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8.4	Authorizations and Consents.

Except as set forth on Schedule 8.4, no Authorization or Consent is required to be obtained or made by or with respect to the Purchaser to authorize the execution, delivery or performance by the Purchaser of, or for the Purchaser to execute, deliver or perform, this Agreement or the Operative Documents to which it is or will be a party or the consummation of the transactions contemplated hereby or thereby.

8.5	No Brokers’ or Other Fees.

Except for payments which are to be met by the Purchaser (and which will not be recharged to the Joint Venture) , no broker, finder or investment banker is entitled to any fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser.

ARTICLE 9

PRE-COMPLETION COVENANTS

9.1	Conduct of Business Prior to Completion.

(a)	In addition and without prejudice to Section 6.17, during the Interim Period, (and if, and only to the extent that, any Transferred Assets and any element of the Merchant Acquiring Business will not be transferred to the Joint Venture until the Transfer Date or a later date in accordance with the provisions of the Hive Down Agreement, to the Transfer Date or if later until such later time), the Bank shall conduct the Merchant Acquiring Business in the Ordinary Course except as required to give effect to the transactions contemplated hereby or by the Operative Documents.

(b)	Without limiting the generality of Section 9.1(a), the Bank covenants that except (1) as otherwise contemplated by this Agreement or by the other Operative Documents, (2) as disclosed in Schedule 9.1(b), or (3) with the prior written consent of the Purchaser, from and after the date of this Agreement and until the Completion Date (and if, and only to the extent that, any Transferred Assets and any element of the Merchant Acquiring Business will not be transferred to the Joint Venture until the Transfer Date or a later date in accordance with the provisions of the Hive Down Agreement, to the Transfer Date in respect of any Transferred Assets and elements of the Merchant Acquiring business so affected or if later, until such later time), or earlier termination of this Agreement in accordance with the provisions of Article 11, the Bank shall with respect to the Merchant Acquiring Business:

(i)	preserve intact the current business organization of the Merchant Acquiring Business, use reasonable endeavours to keep available the services of the Transferred Employees (save to the extent that the Transferred Employees voluntarily opt out of the transfer) and all other employees who provide services to the Merchant Acquiring Business, including but not limited to the IT Employees and the Key GSC Employees and use reasonable endeavours to maintain good relations with, and the goodwill of, suppliers, Merchants, customers, landlords, creditors, distributors and all other Persons having significant business relationships with the Bank in connection with the Merchant Acquiring Business;

PURCHASE AGREEMENT	PAGE 25

(ii)	notify the Purchaser of any change in the normal course of business or operations of the Merchant Acquiring Business and of any governmental, regulatory or other complaints, investigations or hearings of which the Bank is notified or aware, or the institution or settlement of litigation, arbitration or other proceedings, in each case, involving the Merchant Acquiring Business that exceeds £20,000, and keep the Purchaser reasonably informed of such events;

(iii)	retain legal and beneficial ownership, possession and control of the Transferred Assets and preserve the confidentiality of any confidential or proprietary information of or relating to the Merchant Acquiring Business unless any disclosure is required by any applicable Laws, Association Rules, Clearing System Rules, Rules of any Stock Exchange or any Governmental Entity;

(iv)	not enter into any transaction other than on arms’ length terms and for full and proper consideration;

(v)	not incur in relation to the Merchant Acquiring Business any capital expenditure in excess of £20,000.

(vi)	not take for the purpose of financing the Merchant Acquiring Business any loans, borrowings or other form of funding or financial facility or assistance, or enter into any foreign exchange contracts, interest rate swaps, collars, guarantees or agreements or other interest rate instruments or any contracts or arrangements relating to derivatives or differences, or in respect of which the financial outcome is to any extent dependent upon future movements of an index or rate of currency exchange or interest, or in the future price of any securities or commodities;

(vii)	not create or allow to subsist any Encumbrance over any of the Transferred Assets or over the Membership Units;

(viii)	not enter into any joint venture, partnership or agreement or arrangement for the sharing of profits or assets in relation to the Merchant Acquiring Business;

(ix)	not enter into any death, retirement, profit sharing, bonus, share option, share incentive or other scheme for the benefit of any of the employees of the Merchant Acquiring Business or make any variation (including but without limitation, any increase in the rates of contribution) to any existing scheme or effect any keyman insurance;

(x)

save to the extent that any Transferred Employee voluntarily opts-out of the transfer, not terminate the employment of any of the employees of the Merchant Acquiring Business (including but not limited to the

Transferred Employees), except as contemplated under the Operative Documents or as a result of poor performance or misconduct, or, save at the request of the Purchaser, employ or engage in relation to the Merchant Acquiring Business any new employees or directors or alter the terms of employment of any directors or employees of the Merchant Acquiring Business (including but not limited to the Transferred Employees);

(xi)	make all required Governmental Entity filings and notifications on time and in full.

9.2	Access to Books and Records; Investigations; Financial Statements.

(a)	During the Interim Period, the Bank shall, upon reasonable request, afford to the Purchaser and its employees, accountants or other authorized representatives (upon reasonable notice and during business hours) access to any of the Bank’s officers, employees and Books and Records relating to the Merchant Acquiring Business and the Joint Venture. In addition, the Bank shall allow the Purchaser to make copies and extracts from such Books and Records (at the Purchaser’s expense), and the Bank shall furnish the Purchaser with all financial and operating data and other information with respect to the Merchant Acquiring Business and the Joint Venture (including information in contracts of the Bank to the extent that such information affects the operation of the Merchant Acquiring Business or the Joint Venture) as the Purchaser shall from time to time reasonably request. The Purchaser’s rights under this Section 9.2(a) shall be subject to the Purchaser’s Compliance with Security and Privacy Policies and Procedures of the Bank and any other reasonable restriction the Bank may place on such disclosure by reason of any non-disclosure letter of applicable Laws.

(b)	If any warranty relating to the Financial Statements as set forth in Section 6.5 proves to be inaccurate when made at the date hereof or on the Completion Date and the Purchaser wishes to make a claim for breach within the period specified in Section 12.4, the following procedures shall apply:

(i)	the Purchaser may by notice in writing to the Bank require that a senior executive officer or the equivalent of Global Payments and a senior executive manager or the equivalent of the Bank shall meet and negotiate in good faith with a view to agreeing a just and equitable basis upon which they shall proceed to Completion (if Completion has not occurred) or to reach a just and equitable resolution of the Purchaser’s claim (if Completion has occurred). In conducting such negotiation, such persons shall act reasonably and shall use their reasonable endeavours taking into account the mutual interests of the Purchaser and the Seller to reach such an agreement. If agreement is reached, the Bank and the Purchaser shall proceed according to such agreement.

(ii)	If agreement cannot be reached through the process set forth in the preceding paragraph within 60 days (or such longer period as may be agreed by the Bank and the Purchaser) after negotiation commenced, the Bank and the Purchaser shall be entitled to exercise all rights and remedies described herein.

26

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(iii)	For the avoidance of doubt, if the Purchaser does not give notice in writing to the Bank according to paragraph (b)(i) within the period specified in Section 12.4, the Purchaser shall not have the right to make any claim against the Seller for breach of the warranties contained in Section 6.5.

9.3	Actions to Satisfy Completion Conditions.

(a)	The Seller agrees to take all such reasonable actions as are within its power to control and to use its reasonable endeavours to cause other actions to be taken which are not within its power to control, so as to ensure compliance with all of the conditions set forth in Article 10.

(b)	The Purchaser agrees to take all such reasonable actions as are within its power to control and use its reasonable endeavours to cause other actions to be taken which are not within its power to control, so as to ensure compliance with all of the conditions set forth in Article 10.

9.4	Filings and Authorizations.

(a)	Each of the Parties, as soon as reasonably practicable after the execution of this Agreement, shall (i) make, or cause to be made, all such filings and submissions under all Laws applicable to it, as may be required for it to consummate the Restructuring and the transfer of the Merchant Acquiring Business in accordance with the terms of this Agreement; (ii) use its reasonable endeavours to obtain, or cause to be obtained, all Authorizations or Consents required to be obtained by it in order to consummate the Restructuring and such transfer; (iii) use its reasonable endeavours to take, or cause to be taken, all other actions which are reasonably necessary in order for it to fulfill its obligations under this Agreement; and (iv) use its reasonable endeavours to obtain the Authorizations set forth in Section 10.3 and any other Consents or Authorizations that are required or appropriate in connection with the Restructuring and the other transactions contemplated in this Agreement. The Parties shall coordinate and cooperate with each other in exchanging such information and supplying such assistance as may be reasonably requested by each other in connection with the foregoing including providing each other with all notices and information supplied to or filed with any Governmental Entity (except for notices and information which the Seller or the Purchaser, in each case acting reasonably, considers highly confidential and sensitive which may be filed on a confidential basis), and all notices and correspondence received from any Governmental Entity.

(b)

The Parties shall timely file an application for review or notification (as applicable) under the Laws of any relevant jurisdiction that require such application or notification, and, as soon as reasonably practicable, furnish any additional information requested of it under such Laws. The Parties shall provide each other with all information that the Parties have in their possession or under their direction or control that may be required or useful in

PURCHASE AGREEMENT	PAGE 28

connection with the applications or the notifications. The Parties shall keep each other reasonably informed as to the status of the proceedings related to the above applications and notifications, but shall be under no obligation to deliver copies of (i) any notices or information supplied or filed by either Party under such Laws or any correspondence with any Governmental Entity under such Laws, or (ii) any information relating to either Party or its activities whether of a confidential nature or in the public domain; provided, however, that each Party shall provide the other Party with copies of the applications and notifications, in draft form and containing only information relating to the other Party in order for the other Party to confirm that such information is consistent with information previously provided by it. Each Party shall make such filings on a confidential basis to the extent permitted by Laws and shall use its reasonable endeavours to keep confidential all notices, applications, information and correspondence contemplated by this Section 9.4(b).

9.5	Notice of Untrue Warranty.

The Seller shall, as soon as reasonably practicable, notify the Purchaser, and the Purchaser shall, as soon as reasonably practicable, notify the Seller, upon any warranty made by it or them contained in this Agreement or any other Operative Document becoming materially untrue or incorrect during the Interim Period in any respect. Any such notification shall set out particulars of the untrue or incorrect warranty and details of any actions being taken by the Seller or the Purchaser, as the case may be, to rectify that state of affairs. Such notice will not prejudice the ability to bring a claim against the Seller or the Purchaser, as the case may be, for breach of any warranty.

9.6	Exclusive Dealing.

During the Interim Period, the Bank shall not directly or indirectly, solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any inquiries or proposals from, any potential purchaser (other than the Purchaser) relating to the sale or assignment of the Merchant Acquiring Business, any of the Transferred Assets or any of the benefits or burdens of the Bank in connection therewith (other than as expressly permitted in this Agreement or in connection with point-of-sale terminal sales or rentals made in the Ordinary Course of the Merchant Acquiring Business).

9.7	Contacts with Employees, Merchants, Customers, Suppliers and Licensors.

Prior to Completion, the Purchaser and its representatives shall not contact or communicate with the Merchants, customers, suppliers and licensors of the Merchant Acquiring Business in connection with the transactions contemplated hereby without the prior written consent of the Bank, which consent shall not be unreasonably withheld or delayed and may be conditioned upon a representative of the Bank being present at any such meeting or conference. The communications by the Purchaser and its representatives with the Merchants, customers, suppliers and licensors of the Merchant Acquiring Business in connection with the Restructuring and the other transactions contemplated hereby and by the other Operative Documents shall be undertaken in a manner that is mutually agreed by the Bank and the Purchaser.

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9.8	No Brokers’ or Other Fees.

No broker, finder or investment banker is or will be entitled to any fee or commission in connection with the transactions contemplated hereby and by the Restructuring Agreements and the Joint Venture Agreements based upon arrangements made by or on behalf of the Seller which is payable by the Purchaser or the Joint Venture.

9.9	Employees.

With respect to the Transferred Employees, during the Interim Period and until the Transfer Date, the Bank undertakes:

(a)	to act in compliance with all applicable laws respecting employment and employment practices and terms and conditions of employment (including complying with all obligations to inform and/or consult appropriate representatives and/or trade unions representing the Transferred Employees);

(b)	not to engage in any labor practice in breach of any applicable laws;

(c)	as soon as reasonably practicable after the Bank gains knowledge thereof, to notify the Purchaser of any labour practice complaint, dispute, grievance or arbitration or other proceeding brought or pending or, to the Bank’s Knowledge, threatened against the Bank;

(d)	as soon as reasonably practicable after the Bank gains knowledge thereof, to notify the Purchaser of any collective bargaining agreements (or other employee representation agreements) being negotiated with respect to, or, to the Bank’s Knowledge, any trade union or other employee representation entity seeking to organize or represent any of the Transferred Employees;

(e)	as soon as reasonably practicable after the Bank gains knowledge thereof, to notify the Purchaser of any labor strike, dispute, work slowdown or stoppage or similar industrial action pending or involving or, to the Bank’s Knowledge, threatened against the Bank relating to the Merchant Acquiring Business;

(f)	to ensure that all employee data prepared and provided by the Bank to the Purchaser which relate to the Transferred Employees (other than data provided by the employees or any other third parties) are true and correct in all material respects as of the last working day of the previous calendar month prior to the date of delivery to the Purchaser and ensure that the Bank has the applicable consents or permissions to provide such employee data to the Purchaser.

9.10	VAT De-Grouping.

(a)	If it has not already done so at the date of this Agreement, the Bank shall make an application in the form and manner required by s.43B of the VATA and any legislation made additional or supplemental thereto to Her Majesty’s Revenue and the Customs (“HMRC”) for the Joint Venture to be removed from the Bank VAT Group with effect from a date no later than Completion; and

(i)	the Bank shall provide the Purchaser with a copy of such application including the date from which the Joint Venture shall cease to be a member of the Bank VAT Group;

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(ii)	The Purchaser undertakes to and shall make an application in the form and manner required under the relevant provisions of the VATA and any legislation made additional or supplemental thereto for the Joint Venture to be added to the Purchaser’s VAT group, such VAT group to take effect from a date no later than Completion (unless HMRC directs otherwise in which case Section 9.10(b) shall apply) and the Bank shall provide the Purchaser with all reasonable assistance (including access to any documents) in relation thereto;

(b)	If for any reason HMRC determines that it will not remove the Joint Venture from the Bank VAT group, or that such removal shall take effect from a date after Completion then:

(i)	the Bank shall send to the Purchaser a copy of such determination from HMRC;

(ii)	Joint Venture shall pay to the Bank on demand a sum to be calculated by the Bank which is equal to all output VAT for which any member of the Bank VAT Group is or becomes liable as a result of the Joint Venture remaining in the Bank VAT Group for any period after Completion and for which the Joint Venture or the representative member of the Purchaser’s VAT group would have been liable had the Joint Venture been removed from the Bank VAT Group at the date requested by the Bank and registered for VAT as described in Section 9.10(a)(ii) above, less a sum equal to any input VAT which the Bank receives from HMRC which is referable to any period after Completion and which is properly attributable to credit for input VAT to which the Joint Venture would have been entitled had the Joint Venture been removed from the Bank VAT Group at the date requested by the Bank and registered for VAT as described in 9.10(a)(ii) above.

(iii)	where during any period after Completion the Joint Venture is found by HMRC to be liable pursuant to the provisions of s.43 (1) VATA for any sum in respect of VAT for which the representative member of the Bank VAT Group is primarily liable and which liability relates to a supply for VAT purposes made or deemed to be made prior to Completion, the Bank shall pay to the Joint Venture, a sum equal to the VAT for which it so liable.

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ARTICLE 10

CONDITIONS TO COMPLETION

10.1	Conditions for the Benefit of the Purchaser.

The purchase of the Controlling Interest is subject to the following conditions to be fulfilled or performed at or prior to the Completion, which conditions are for the exclusive benefit of the Purchaser and may be waived in writing, in whole or in part, by the Purchaser in its sole and absolute discretion:

(a)

(i)	Completion of Restructuring. The Restructuring shall have been completed.

(ii)	Joint Venture Financing. The Bank shall have advanced, by way of a loan £100,000, held on one month deposit, to the Joint Venture on interest free terms which the Joint Venture shall hold in an interest bearing deposit account.

(b)	Accuracy of Warranties. No fact or matter having occurred before Completion which would render any of the Seller Warranties untrue, inaccurate or misleading in any material respect when repeated at or immediately prior to Completion where (A) such breach of Seller Warranties (in aggregate) would have a material adverse impact on the value of the Merchant Acquiring Business or (B) such breach of Seller Warranties would in accordance with applicable Laws prevent the Purchaser from completing the purchase of the Controlling Interest;

(c)	Performance of Covenants. The Seller shall have fulfilled or complied in all material respects with all covenants and agreements of the Seller contained in Article 9 hereof;

(d)	No Material Adverse Effect. There shall have been no Material Adverse Effect on the Merchant Acquiring Business during the Interim Period;

(e)	Satisfaction of Delivery Requirements. All of the conditions set forth in paragraph 1 of Schedule 4.3 to be satisfied by the Seller shall have been satisfied in full.

10.2	Conditions for the Benefit of the Seller.

The sale of the Controlling Interest is subject to the following condition(s) to be fulfilled or performed at or prior to Completion, which condition(s) are for the exclusive benefit of the Seller and may be waived, in whole or in part, by the Bank in its sole and absolute discretion:

(a)	Satisfaction of Delivery Requirements. All of the conditions set forth in paragraph 2 of Schedule 4.3 to be satisfied by the Purchaser shall have been satisfied in full.

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10.3	Conditions for the Benefit of All Parties.

The purchase and sale of the Controlling Interest is subject to the following terms and conditions to be fulfilled prior to Completion, which conditions are true conditions precedent:

(a)	Designation of the Joint Venture as a Bank, Financial Institution or Financial Service Provider. The Seller, the Joint Venture, and the Purchaser shall not have received notice from any Governmental Entity that the Joint Venture will be considered a bank, financial institution, financial service provider or similar regulated entity under Laws in any Relevant Jurisdiction which would cause additional registration requirements or minimum capital contribution requirements that would otherwise not be required absent such designation.

ARTICLE 11

TERMINATION

11.1	Termination.

This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Completion:

(a)	by the mutual consent of the Seller and the Purchaser;

(b)	by the Purchaser, if:

(i)	any fact or matter has occurred before Completion which would render any of the Seller Warranties untrue in any material respect when repeated at or immediately prior to Completion and (A) such breach of Seller Warranties (in aggregate) would have a material adverse impact on the value of the Merchant Acquiring Business or (B) such breach of Seller Warranties would in accordance with applicable Laws prevent the Purchaser from completing the purchase of the Controlling Interest; and

(ii)	the Seller has not fulfilled or complied in all material respects with all covenants and agreements of the Seller contained in Article 9 hereof,

and such breach shall not have been cured (if capable of cure) within 30 days after receipt by the Seller of notice of such breach from the Purchaser, provided that the right to terminate this Agreement by the Purchaser under this Section 11.1(b) shall not be available to the Purchaser if the Purchaser is at that time in material breach of this Agreement;

(c)	by the Seller, if:

(i)	any fact or matter has occurred before Completion which would render any of the material Purchaser Warranties untrue in any material respect when repeated at or immediately prior to Completion and such breach of Purchaser Warranties (in aggregate) would have a material adverse impact on the ability of the Purchaser to consummate the transaction contemplated hereunder; and

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(ii)	the Purchaser has not fulfilled or complied in all material respects with all covenants and agreements of the Purchaser contained in Article 9 hereof, and such breach shall not have been cured (if capable of cure) within 30 days after receipt by the Purchaser of notice of such breach from the Seller, provided that the right to terminate this Agreement by the Seller under this Section 11.1(c) shall not be available to the Seller if the Seller is at that time in material breach of this Agreement;

(d)	by either the Purchaser or the Seller, if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting, or denying an Authorization or Consent necessary for, the Completion, or the Restructuring, or the conduct of the Merchant Acquiring Business by the Joint Venture in a manner substantially similar to that carried on by the Bank as at the Completion Date.

(e)	by either the Purchaser or the Seller in accordance with the provisions of Section 4.6(c) above.

11.2	Procedure and Effect of Termination; Extension of Interim Period.

(a)	In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby by the Seller or the Purchaser pursuant to this Article 11, notice thereof shall forthwith be given to the other Party. If this Agreement is terminated and the transactions contemplated by this Agreement are abandoned as provided herein:

(i)	each Party shall redeliver all documents, work papers and other materials of any other Party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Party furnishing the same and shall not retain any copies by any means or medium; and

(ii)	any confidentiality provisions of this Agreement which survive termination of this Agreement shall continue in full force and effect.

(b)	Any termination of this Agreement shall not affect the then accrued rights and obligations of the Parties (including the right to damages for the breach, if any, giving rise to the termination and any other pre-termination breach by any of the Parties).

(c)

If the Parties do not anticipate that Completion will occur by the date falling one year after the date of this Agreement, the Parties shall negotiate in good faith to extend the Interim Period for such period as the Parties may agree, failing which the issue of the extension of the Interim Period and timing for Completion may be referred to a committee comprised of the chief executive

PURCHASE AGREEMENT	PAGE 34

officer or chief operating officer of GPN and a senior executive of HSBC (being a person with a management of grade 3 or higher). Such committee members shall use their reasonable endeavours to negotiate in good faith taking into account the Seller’s and the Purchaser’s mutual interests to reach a just and equitable proposed resolution to the matter within 60 days after such referral. Failing resolution this Agreement shall be terminated in accordance with the provisions of Section 11.1.

11.3	Exclusivity.

If this Agreement is terminated by the Purchaser pursuant to Section 11.1(b), the Bank agrees that it shall not, and it shall cause all its Affiliates, directors, officers, employees, agents, accountants, consultants, financial advisors, counsel and representatives not to, directly or indirectly, solicit or accept any contact, enter into any discussions or negotiations, or enter into any binding or non-binding contracts, commitments, arrangements, agreements or understandings, with any third parties with respect to any Alternate Transaction during the 9 month period after the termination of this Agreement by the Purchaser pursuant to Section 11.1(b). As used in this Section 11.3, an “Alternate Transaction” means any contract, commitment, arrangement, agreement, understanding or other transaction by the Bank, directly or indirectly, with any third party involving (i) the transfer, in whole or in part, of the Merchant Acquiring Business, (ii) the entering into of service or similar agreements with respect to the Merchant Acquiring Business or any part thereof, or (iii) any other transaction or series of transactions (or discussions or negotiations in respect thereof) with respect to the Merchant Acquiring Business or any part thereof which has substantially similar economic effects to any of the transactions contemplated by this Agreement.

11.4	Liquidated Damages.

(a)	If this Agreement is terminated by the Purchaser pursuant to Section 11.1(b) (the “Non-Breaching Party”) due to a breach by the Seller (the “Breaching Party”) as described in Section 11.1(b), the Bank shall be liable to pay the amount of US$3,000,000 to the Purchaser, on demand, in consideration of its efforts in connection with the transactions contemplated hereby, as liquidated damages for any and all damages or expenses that the Purchaser may have incurred in connection herewith. The Purchaser hereby waives any further claims against the Seller for all such damages or expenses including any claims for breach of warranty.

(b)	If this Agreement is terminated by the Seller pursuant to Section 11.1(c) (the “Non-Breaching Party”) due to a breach by the Purchaser (the “Breaching Party”) as described in Section 11.1(c), the Purchaser shall be liable to pay the amount of US$6,000,000 to the Seller, on demand, in consideration of its efforts in connection with the transactions contemplated hereby, as liquidated damages for any and all damages or expenses that the Seller may have incurred in connection herewith, and the Seller hereby waives any further claims against the Purchaser for all such damages or expenses including any claims for breach of warranty.

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(c)	If this Agreement is terminated by the Purchaser pursuant to Section 11.1(b) and, within the 9 month period thereafter, the Bank breaches its obligations under Section 11.3, then the Bank shall be liable to pay the amount of US$3,000,000 to the Purchaser, on demand, as liquidated damages for any and all damages or expenses occasioned by such breach, and the Purchaser hereby waives any further claims against any of the Seller for all such damages or expenses including any claims for breach of warranty.

(d)	The Parties have agreed that the liquidated damages set forth in the preceding paragraphs are a genuine pre-estimate of the Loss which the Non-Breaching Party is likely to suffer as a result of termination of this Agreement due to a breach of the Breaching Party as described in Section 11.1(b) or (c) or 11.3, as the case may be, in view of the practical difficulties of calculating such damages and expenses in the absence of agreement of the Parties.

11.5	Other Remedies.

Except as specifically provided in Section 11.4 with respect to liquidated damages, (i) each Party’s right of termination under this Article 11 is in addition to and shall not exclude or restrict any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination shall not be an election of remedies, and (ii) nothing in Article 11 shall limit or affect any other rights or causes of action the Purchaser or the Seller may have with respect to the warranties, covenants and indemnities in its or their favor contained in this Agreement.

ARTICLE 12

LIMITATIONS

12.1	Application of this Article.

The provisions of this Article 12 apply notwithstanding, and in priority to, any other provision of this Agreement.

12.2	Taxation.

The Seller shall only be liable to the Purchaser in relation to Claims in respect of Tax or Tax matters pursuant to a Claim under Section 6.16 and/or in accordance with Section 9.10. and/or Section 14(1)(c).

12.3	Financial Liability.

(a)	The maximum liability of the Seller for all Claims will not exceed the Purchase Price.

(b)	The Seller will not be liable for any Claim unless the aggregate liability for all Claims, following application of the other provisions of this Article 12, exceeds $500,000 in which case the Seller will, subject to the other provisions of this Article 12, be liable for the whole of such amounts and not merely the excess. This Section 12.3(b) shall not apply to limit the Seller’s liability under Section 5.4, 14(1)(c) or 9.10(b)(iii) or where liability arises by reference to any VAT payable in respect of the contribution of Transferred Assets pursuant to the Hive Down Agreement.

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12.4	Time Limits.

(a)	The Seller will not be liable for any Claim unless the Purchaser serves notice of the Claim on the Seller (specifying in reasonable detail the nature of the Claim and, so far as is practicable, the amount claimed in respect of it) as soon as reasonably practicable and in any event within 25 Business Days after becoming aware of the matter, provided, however, that the failure to provide notice as provided herein shall relieve the Seller of its obligations hereunder only to the extent that such failure prejudices the Seller.

(b)	The Seller will cease to be liable:

(i)	for any Claim under Section 6.16 not notified to the Seller prior to the date falling 7 years and 3 months from Completion;

(ii)	for any claim under the Warranties set out in Sections 6.2(Authority), 6.6(a) (Ownership of Transferred Assets) and 6.21(a), (b) and (d) (Joint Venture) not notified to the Seller prior to the date falling 5 years from Completion; and

(iii)	for any other Claim not notified to the Seller prior to 31 July 2010.

A Claim notified in accordance with this Section 12.4 and not satisfied, settled or withdrawn will be unenforceable against the Seller on the expiry of the period of 24 months in respect of a Claim under Section 6.16, 14.1(c) or 9.10 or 9 months in respect of any other Claim, starting on the day of notification of the Claim, unless proceedings (including particulars of claim) in respect of such Claim have been both issued and validly served on the Seller within that period. The Purchaser will not be prevented by:

(A)	Section 12.7(c)(vi) from notifying pursuant to this Section 12.4 a contingent or unquantifiable Claim.

(B)	Section 12.14 from notifying pursuant to this Section 12.4 any Claim to which the Joint Venture has the right to reimbursement or restitution pursuant to the Operative Documents,

if any such Claim is notified within the applicable time limit in this Section 12.3 then the 24 month or 9 month period (as the case may be) detailed above will commence on the day that Section 12.7(c)(vi) or Section 12.14 (as the case may be) ceases to prevent the Purchaser from taking any further steps to pursue such Claim.

(c)	The Purchaser shall cease to be liable for any claim under the Purchaser Warranties not notified to the Purchaser prior to the date falling 5 years from Completion.

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12.5	Rights to information.

If any Party gives notice of a claim under the Warranties, that Party shall, and shall ensure that the Joint Venture shall (a) allow the other Party’s duly authorised representatives and professional advisers access for the purposes of the relevant claim or Third Party Claim to its premises and personnel and the premises and personnel of the Joint Venture, and to any of its relevant records and information or the relevant records and information of the Joint Venture, (other than records or other information which would be subject to legal privilege), and permit the other Party and those representatives and advisers to make copies (at their own cost) of those records and information; and (b) if so requested by the other Party, procure at the cost of that Party that the auditors of the Joint Venture at the relevant time(s) grant to the firm of accountants appointed by that Party access to their audit working papers in respect of audits of the Joint Venture accounts for any relevant financial year in connection with the relevant claim or Third Party Claim. Access under this Section 12.5 may be required only at reasonable times during normal business hours and on reasonable notice and will be subject to the Party seeking access to information giving such undertakings as to confidentiality as the other Party may reasonably require and, in the case of access to the auditors’ working papers, to the appointed accountants signing such letters holding the auditors harmless as the auditors may reasonably require.

12.6	Purchaser’s knowledge.

(a)	Subject only to the provisions of Section 12.6 (b) below, no Warranty made by the Seller in this Agreement shall be deemed in any way modified or discharged by reason of any investigation or inquiry made or to be made by or on behalf of the Purchaser. Subject only to the provisions of Section 12.6 (b) below, for the purpose of determining the Seller’s liability hereunder in respect of any Warranty, the Purchaser shall not be deemed to have knowledge of any matter relating to the subject matter of that Warranty unless disclosure in accordance with Section 4.4 is made by the Seller specifically in connection with that matter in the relevant Disclosure Schedule.

(b)	The Purchaser undertakes to the Seller that it has no actual knowledge (having made enquiry of Suellyn Tornay, Jeff Baker, Jim Kelly, Manning Smith and Mac Schuessler) of any fact, matter or circumstance which constitutes or may constitute a breach of any of the Seller Warranties and/or may give rise to a Claim and to the extent that any breach or Claim arises out of or in connection with any fact, matter or circumstance which is within such actual knowledge of the Purchaser the Seller will not be liable for and the Purchaser waives and releases that Claim.

12.7	General limitations.

The Seller will not be liable for any Claim and accordingly no Claim may be brought to the extent that: (a) the Purchaser or Joint Venture or any member of the Purchaser’s Group actually recovers any loss or damage under the terms of any insurance policy for the time being in force; (b) specific provision therefore was made in the Financial Statements; (c) the Claim arises wholly or partly out of or in connection with, or the amount of the Claim is increased by (i) any voluntary act, omission, transaction or

PURCHASE AGREEMENT	PAGE 38

arrangement carried out by, at the request of or with the written approval of the Purchaser or the Purchaser’s Group before or at Completion; (ii) any voluntary act, omission, transaction or arrangement of the Purchaser or any member of the Purchaser’s Group or any of their respective officers, employees, agents or successors in title, or (to the extent under the exclusive control or direction of the Purchaser) the Joint Venture after Completion (iii) any breach by the Purchaser of any of its obligations under this Agreement or any other Operative Document; (iv) any passing of or change in any statutory or other binding or advisory legislative or regulatory provision or a change in the interpretation of law (whether or not as a result of case law) after the date of this Agreement (which has not been publicly announced at the date of this Agreement and which has retrospective effect); (v) any change in the rate of Taxation or any imposition of any Taxation or change in the practice of, or concession operated by, any Taxation Authority which is not in force at the date of this Agreement (which has not been publicly announced at the date of this Agreement and which has retrospective effect); (vi) the loss or liability suffered or incurred by the Purchaser to which the Claim relates is contingent, future or unascertainable and no Claim may be brought for such loss or liability until the Purchaser actually suffers the loss or incurs the liability in question. Sub-Sections (a), (b), (c)(iv) and (c)(v) of this Section 12.7 shall not apply to limit the Seller’s liability under Section 14(1)(c) or 9.10(b)(iii) or where liability arises by reference to any VAT payable in respect of the contribution of Transferred Assets pursuant to the Hive Down Agreement.

12.8	Right to Remedy.

A breach of any of the Seller Warranties which is capable of remedy will not entitle the Purchaser to compensation unless and to the extent that such breach has not been remedied by the Seller within 30 Business Days after the date of service of the notice of the Claim.

12.9	Subsequent recovery from third party.

The Purchaser shall reimburse the Seller forthwith an amount equal to any sum paid by the Seller in respect of any Claim which is subsequently recovered by or paid to the Purchaser or the Joint Venture by any third party in respect of the matter giving rise to the Claim (less any Expenses incurred in making such recovery).

12.10	Claims against third party.

Where the Purchaser or Joint Venture or any member of the Purchaser’s Group may be entitled (whether by reason of insurance, payment, discount, credit, relief or otherwise) to recover from a third party any sum for any damage or liability which is or could be the subject of a Claim (a “Third Party Recovery”), the Purchaser: (a) shall notify the Seller of the Third Party Recovery within 25 Business Days of the Purchaser or any member of the Purchaser’s Group becoming aware that it may be entitled to make the Third Party Recovery, and in any event prior to taking any material step to enforce, compromise, settle or waive any right in relation to that Third Party Recovery; (b) shall provide the Seller with such information as the Seller may reasonably require relating to the Third Party Recovery and shall keep the Seller reasonably informed of any material development in the conduct of the Third Party Recovery;(c) shall not (and shall procure that the Joint Venture (so far as the Purchaser is reasonably able to do so) and each member of the Purchaser’s Group do

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not) compromise, settle or waive any right in relation to that Third Party Recovery without the written consent of the Seller; and (d) shall, following written acknowledgment by the Seller that it is liable for such Claim pursuant to the terms of this Agreement and subject to the Seller paying the Purchaser’s Expenses first take steps or procure that the relevant member of the Purchaser’s Group first takes steps (including the commencement and prosecution of proceedings) to enforce such Third Party Recovery as the Seller may reasonably require before taking any steps (other than the notification of the Claim under Section 12.3) to pursue the Claim against the Seller. Following written acknowledgment by the Seller that it is liable for such Claim pursuant to the terms of this Agreement and the Seller paying the Purchaser’s Expenses incurred for such procurement, the Purchaser shall, at the Seller’s request, use commercially reasonable endeavours to procure that the Seller is placed in a position to take over the conduct of all negotiations and proceedings arising in relation to the Third Party Recovery following which the Seller shall not be liable for any legal costs or other expense subsequently incurred by the Joint Venture, the Purchaser or any member of the Purchaser’s Group in connection with the conduct of the Recovery. Any Claim will be limited (in addition to the other limitations on the Seller’s liability referred to in this Article 12) to the amount by which the loss or damage suffered by the Purchaser as a result of such breach exceeds the amount (if any) so recovered by way of the Third Party Recovery and the Purchaser shall pay over to the Seller all amounts recovered up to the amount of the relevant Claim previously discharged by the Seller, if any. The Seller will not be liable to the Purchaser only to the extent that any Claim arises or is increased by the failure of the Purchaser to comply with its obligations under this Section 12.10.

12.11	Claims by third parties.

If grounds for any Claim arise as a result of, or in connection with any claim by, or alleged liability to, a third party (“Third Party Claim”), the Purchaser: (a) shall notify the Seller of the Third Party Claim as soon as reasonably practicable and in any event: (i) within 25 Business Days of the Purchaser becoming aware of the Third Party Claim, and (ii) prior to taking any material step to defend the Third Party Claim or to compromise, settle or waive any right in relation to the Third Party Claim; (b) shall provide the Seller with such information as the Seller may reasonably require relating to the Third Party Claim and shall keep the Seller reasonably informed of any material development in the conduct of the Third Party Claim; (c) shall not (and shall procure that the Joint Venture, the Purchaser and each member of the Purchaser’s Group do not) compromise, settle or waive any right or admit any liability in relation to that Third Party Claim without the written consent of the Seller; and (d) shall, following written acknowledgment by the Seller that it is liable for such Claim pursuant to the terms of this Agreement and subject to the Seller paying the Purchaser’s Expenses promptly: (i) take, and procure that the Joint Venture, the Purchaser and each member of the Purchaser’s Group take, such action as the Seller may reasonably request to avoid, dispute, resist, appeal, defend or compromise the Third Party Claim; and (ii) use its reasonable endeavours to procure that the Seller is placed in a position to take over the conduct of all negotiations and proceedings arising in connection with the Third Party Claim following which the Seller shall not be liable for any legal costs or other expense subsequently incurred by the Joint Venture, the Purchaser or any member of the Purchaser’s Group in connection with the defence of the Third Party Claim. The Seller will not be liable to the Purchaser only to the extent that any Claim arises or is increased by the failure of the Purchaser to comply with its obligations under this Section 12.11.

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12.12	Duty to mitigate.

Nothing in this Agreement will be deemed to relieve the Purchaser from its common law duty to mitigate its loss.

12.13	No double recovery.

Neither the Purchaser nor any member of the Purchaser’s Group will be entitled to recover damages or any other amount in respect of any Claim or otherwise obtain reimbursement or restitution in respect of a matter, loss or liability to the extent the Purchaser or any member of the Purchaser’s Group has previously recovered in respect of the same matter, loss or liability pursuant to the provisions of any of the Operative Documents. Neither the Purchaser nor any member of the Purchaser’s Group will be entitled to recover damages or any other amount in respect of any Claim or otherwise obtain reimbursement or restitution in respect of a matter, loss or liability to the extent that (i) the Seller has made a contribution to the Joint Venture in accordance with Section 7.1; or failing that (ii) the Joint Venture has been indemnified for that matter loss or liability pursuant to the provision of Section 7.2; or (iii) the Joint Venture has previously recovered in each case in respect of the same matter, loss or liability pursuant to the provisions of any of the Operative Documents. The Joint Venture will not be entitled to any contribution by the Seller pursuant to Section 7.1 or any indemnification pursuant to the provisions of Section 7.2 to the extent that the Purchaser or any member of the Purchaser’s Group has recovered damages or any other amount in respect of any Claim or otherwise obtained reimbursement or restitution in respect of the same matter, loss or liability pursuant to the terms of any of the Operative Documents.

12.14	Operative Documents.

To the extent that the Joint Venture has the right to reimbursement or restitution in respect of a matter, loss or liability pursuant to the provisions of any of the Operative Documents (excluding the Purchase Agreement) including but not limited to clause 14 of the Hive Down Agreement the Purchaser shall (so far as it is able) procure that the Joint Venture shall seek to obtain reimbursement or restitution in respect of such matter, loss or liability pursuant to the provisions of the relevant Operative Documents (excluding the Purchase Agreement) before any Claim may be brought pursuant to the terms of this Agreement. For the avoidance of doubt, the operation of this Section 12.14 shall not result in the Joint Venture’s or the Purchaser’s right of recovery being limited by any limitations on liability or recovery contained in any Operative Documents if such amounts would have been recoverable from the Seller pursuant to the terms of this Agreement.

12.15	No reliance on statements.

The Purchaser shall not make any claim against the Seller in respect of any warranty, representation, indemnity, covenant, undertaking or otherwise arising out of or in connection with the sale of the Controlling Interest except where it is expressly contained in this Agreement. The Purchaser confirms that it has not relied upon or been induced to enter into this Agreement by any warranty, representation, indemnity, covenant or undertaking given by any person which is not expressly contained in this Agreement.

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12.16	Reduction in Consideration.

Any payment made by the Seller to the Purchaser in respect of any Claim will, to the extent possible, take effect as a reduction in the Purchase Price.

12.17	Waiver of Claims Against Employees.

The Seller hereby fully and absolutely waives, to the extent permitted by Laws, any and all rights and claims which it might otherwise have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by any of the officers or employees of the Seller or the Joint Venture in enabling the Sellers to give the Seller Warranties or to prepare the Disclosure Schedules.

ARTICLE 13

POST-COMPLETION COVENANTS

13.1	Further Assurances.

On and after the Completion Date, each Party shall give such further assurances to the other Party and execute, acknowledge and deliver all such acknowledgements and other instruments and take such further actions as may be reasonably necessary or appropriate to effectuate the transactions contemplated by this Agreement and the other Operative Documents, including the transfer of the Controlling Interest to the Purchaser the transfer of the Merchant Acquiring Business to the Joint Venture, and the completion of the Restructuring.

13.2	Matters relating to Applicable Sales Taxes and VAT.

After Completion, each of the Bank and the Purchaser shall use their respective commercially reasonable efforts (by providing relevant guidance, expertise, advice and support) to assist the Joint Venture:

(a)	should the Joint Venture choose to seek a ruling from HMRC that the supplies which it provides are properly exempt from VAT under any current or proposed legislation concerning VAT; and

(b)	in the event that HMRC determine that in their view VAT is in fact chargeable on the relevant services to be supplied by the Joint Venture, in the contestation of the ruling to the extent agreed between the parties, provided always that, nothing in this clause shall oblige the Bank or the Purchaser to take or omit to take any action which it believes in its absolute discretion, to be materially prejudicial to the interests of its business or the interests of any member of the Bank VAT Group or the Purchaser’s VAT group.

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ARTICLE 14

MISCELLANEOUS

14.1	Expenses.

(a)	The expenses associated with the creation of HSBC Merchant Services LLP and the subsequent transfer of the Merchant Acquiring Assets to the Joint Venture and the Hive Down Agreement shall be borne exclusively by the Bank. In any other case, except as otherwise specifically provided in this Agreement, each Party shall pay its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, including its own attorney’s fees, accounting fees and other expenses. For the avoidance of doubt, any Taxes recovered by any Party or the Joint Venture shall be reimbursed to the relevant Party which has paid for the relevant Taxes as part of the expenses of the Restructuring.

(b)	The Purchaser shall pay any U.K. stamp duty, stamp duty reserve tax, and stamp duty land tax (if any) payable in respect of the purchase of the Controlling Interest under this Agreement.

(c)	The Bank undertakes and acknowledges that it will settle any liability to SDLT of the Joint Venture arising in respect of the entering into by the Joint Venture of the Property Agreements.

14.2	Notices.

All notices, demands and other communications hereunder shall be in writing, and shall be delivered in person, sent by post (return receipt requested), sent via commercial courier or sent via facsimile (provided that the sending Party has automatically generated confirmation that the entire facsimile was actually received by the receiving Party and the receiving party has provided voice confirmation of receipt) to the Parties at their respective addresses and facsimile numbers below:

(i)	If to the Seller, to:

HSBC Bank plc

8 Canada Square

London

E14 5HQ

Attention: Head of Commercial Cards

Facsimile:  +44 (0)20 7991 4660

Telephone: +44 (0)20 7992 1844

With a copy to:

William James

Addleshaw Goddard LLP

150 Aldersgate Street

London EC1A 4EJ

Facsimile:   +44 (0)20 7606 4390

Telephone: +44 (0)20 7880 5771

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(ii)	If to the Purchaser, to:

Global Payments U.K. LTD.

c/o Global Payments Inc.

10 Glenlake Parkway

North Tower

Atlanta, Georgia 30328

United States of America

Attention: General Counsel

Facsimile:   +1-770-829-8265

Telephone: +1-770-829-8250

With a copy to:

Mark Thompson

King & Spalding International LLP

25 Cannon Street

London EC4M 5SE

Facsimile: +44(0)20 7551 7575

Telephone +44(0)20 7551 7500

The persons, addresses or facsimile numbers to which mailings or deliveries shall be made may be changed from time to time by notice given pursuant to the provisions of this Section 14.2. Any notice, demand or other communication given pursuant to the provisions of this Section 14.2 shall be deemed to have been given on the date actually delivered.

14.3	Third Party Beneficiaries.

(a)	Save as provided in Section 14.3(b), no Person who is not a party to this Agreement shall have any right to enforce any term of this Agreement pursuant to the Contracts (Rights of Third Parties) Act 1999.

(b)	The Joint Venture may enforce the provisions of Section 7.2.

14.4	Successors and Assigns.

This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement and all rights, privileges, duties and obligations of the Parties may not be assigned, transferred or otherwise disposed of, in whole or part, by either Party without the prior written Consent of the other Party, which Consent shall not be unreasonably withheld or delayed; provided, however, that no such Consent shall be required (i) for the assignment or delegation by any Party of any of its rights, privileges, duties and obligations hereunder to an Affiliate of such Party or (ii) for the assignment or

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delegation by any Party of any of its rights, privileges, duties and obligations hereunder to any Person into or with which the assigning or delegating Party shall merge or consolidate or to which the assigning or delegating Party shall sell all or substantially all its assets. In the event of an assignment or delegation as contemplated by subsection (i) or (ii) above, the assigning or delegating Party shall provide the other Party with notice thereof as soon as reasonably practicable thereafter. Neither an assignment or delegation under this Section 14.4 nor the Consent of a Party to an assignment or delegation by the other Party under this Section 14.4 shall (i) directly or indirectly relieve that Party of any of its obligations under this Agreement or any of the other Operative Documents arising prior to such assignment or delegation; or (ii) constitute either of the other Parties’ Consent to further assignment or delegation. If, at any time following an assignment or delegation to an Affiliate under sub-Section (i), the assignee or delegate ceases to be an Affiliate of the assigning or delegating Party, the assigning or delegating Party shall procure that the assignee or delegate shall forthwith transfer back to the relevant Party the relevant right, privilege, duty or obligation. If there is an assignment or encumbrance by a Party as permitted by this Section 14.4, the amount of loss or damage recoverable by the assignee or encumbrancer will be calculated as if that Person had been originally named as a party to this Agreement.

14.5	Amendments and Waivers.

(a)	No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Party herefrom, shall be effective unless the same shall be in writing and signed by the Party sought to be bound thereby, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification or alteration of the provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the authorized representative of each of the Parties.

(b)	No failure or delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

14.6	Severability of Provisions.

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Law, but if any provision of this Agreement is held to be prohibited by or invalid under Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. In such an event, the Parties shall use good faith endeavours to re-negotiate any such provision in an effort to retain the spirit and intent of the original provision.

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14.7	Counterparts.

This Agreement may be executed by the Parties in one or more counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

14.8	Joint Announcement; Confidentiality.

(a)	No press release or other written public announcement (other than one containing public disclosures required by Law or the rules or regulations of any Stock Exchange applicable to the relevant Party or any of its Affiliates which is listed on the Stock Exchange) on any matter concerning or connected to the transactions contemplated by the Operative Documents or the terms and conditions of the Operative Documents or any matter ancillary thereto shall be made by any Party without the prior written approval of all Parties (such approval not to be unreasonably withheld). So far as reasonably practicable, the Parties shall consult as to the content, manner of making, and timing of any such press release or other written public announcement (whether one made with the approval of the Parties or one required by Law or the rules or regulations of any applicable Stock Exchange) and each Party shall comply with such requests in respect thereof as a Party shall reasonably make. Notwithstanding the foregoing and subject to the confidentiality provisions set out in any of the Operative Documents, nothing herein shall prevent any Party from disclosing, either publicly or otherwise, (i) any information which has been previously disclosed pursuant to a mutually agreed press release or other mutually agreed written public announcement or which has been approved for disclosure by the other Parties, or (ii) any information which is or has come into the public domain other than as a result of a breach of this Section 14.8.

(b)	(Subject to each Party’s ability to make any public disclosures required by Law and by the rules or regulations of any Stock Exchange applicable to the relevant Party or any of its Affiliates which is listed on a Stock Exchange, the Parties shall use commercially reasonable endeavours to avoid publicly disclosing any sensitive commercial information concerning the transactions contemplated by the Operative Documents or the terms and conditions thereof.

(c)

Each of the Parties shall treat as confidential the Bank Data or the Purchaser Data, as appropriate, which come into its possession in the course of negotiating or performing this Agreement, and shall use the Bank Data or the Purchaser Data exclusively for the purposes of this Agreement and for no other purposes, and shall not disclose any Bank Data or Purchaser Data to any other Person (excluding its auditors, legal advisors and other professional advisors) except as agreed by the other Party, or as required by any Law or any Stock Exchange rule or regulation applicable to the relevant Party or any of its Affiliates which is listed on the Stock Exchange, or as needed in connection with any lawsuit, claim, litigation or other proceeding or in connection with tax or regulatory matters, or except to the extent that any Bank Data or Purchaser Data was otherwise known to the receiving Party prior to its coming into the receiving Party’s possession, or is or has come into the public domain other than as a result of the breach of this Section 14.8. Each of the Parties shall procure that its Affiliates shall comply with the provisions of

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this Section 14.8. Notwithstanding the foregoing, in the event that either Party is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process or in order to comply with applicable requirements of any Stock Exchange or Governmental Entity, or by requirements of any securities Law or regulations or other Laws) to disclose any Bank Data or Purchaser Data, such Party shall provide the other Party, to the extent that it is legally permitted to do so, with prompt notice of any such request or requirement so that the affected Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 14.8 in connection with such request or requirement. Any disclosure of Bank Data or Purchaser Data in accordance with the preceding sentence shall not be deemed a breach or violation of this Section 14.8.

14.9	Entire Agreement.

The making, execution and delivery of this Agreement, by the Parties, and the Disclosure Schedules agreed to by the Parties as of the date hereof, have been induced by no representations, statements, warranties or agreements other than those herein expressed or expressed in the other Operative Documents. This Agreement, the Operative Documents, the Disclosure Schedules and any Exhibits and Schedules hereto and the other written instruments specifically referred to herein or therein embody the entire understanding of the Parties in respect of the subject matter hereof and supersede and cancel in all respects all previous letters of intent, correspondence, understandings, agreements and undertakings (if any) between the Parties with respect to the subject matter hereof whether such shall be written or oral.

14.10	Survival.

The Parties acknowledge and agree that the provisions of Sections 11.2, 11.3, 11.4, 12 and 14 (and any other provisions which by their nature are expected to survive the expiration or termination of this Agreement) shall survive the expiration or termination of this Agreement.

14.11	Gross-Up.

(a)	Any sum payable under this Agreement (including for the avoidance of doubt any contribution or subscription for Deferred Membership Units) shall be paid free and clear of all deductions or withholdings or rights of counterclaim or set-off unless the deduction or withholding is required by Law.

(b)	If any deduction or withholding from any payment under this Agreement, the sum due from the payor in respect of such payment shall be increased to the extent necessary to ensure that after the making of such deduction or withholding the payee receives and retains a net sum equal to the sum it would have received had no deduction or withholding been required to be made.

(c)	If any amount paid or due under this Agreement (except for the Purchase Price and amounts in respect of interest) results in a liability to Tax of the payee the payor shall pay to the payee such further sum as will ensure that the net amount received and retained by the payee after such liability to Tax is taken into account shall equal the full amount which would have been received and retained by the liability to Tax in the absence of such liability to Tax.

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(d)	If an additional payment is made under Section 14.11(b) or (c) and the party receiving such payment (the “Recipient”), in its sole discretion, acting reasonably, determines that it has received a credit for, refund of or relief from any tax or other monies payable by it or similar benefit by reason of any deduction or withholding for or on account of tax or by reason of any tax charged in respect of which there is a gross up under Section14.11(c) then it shall reimburse to the payor such part of such additional payments paid to it pursuant to Section 14.11(b) or (c) by the Recipient, acting reasonably, certifies to the payor will leave it (after such reimbursement) in no better or worse position that it would have been if no deduction or withholding had been required or no tax charge had arisen.

14.12	Further Assurances.

Each Party shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver or cause to be executed and delivered all such other agreements, certificates, instruments, and documents as the other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement.

14.13	Governing Law and Arbitration.

(a)	This Agreement shall be governed by and construed in accordance with English Law.

(b)	Any dispute, controversy or claim arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination (a Dispute) that is not amicably settled by the Parties shall at the request of any Party be referred to and finally resolved by arbitration under the LCIA Rules, which Rules are deemed to be incorporated by reference into this clause

(c)	The number of arbitrators shall be three. Subject to Article 8 of the LCIA Rules, the Claimant and the Respondent shall each nominate an arbitrator. The LCIA Court shall select and appoint the third arbitrator.

(d)	The seat and legal place of arbitration shall be London, England.

(e)	The language to be used in the arbitral proceedings shall be English.

(f)

If any Dispute raises issues which are substantially the same as or connected with issues raised in a Dispute which has already been referred to arbitration or a dispute under one of the other Operative Documents which has already been referred to arbitration (in either case an “Existing Dispute”), or arises out of substantially the same facts as are the subject of an Existing Dispute (in either case, a “Related Dispute”), and whether such Existing Dispute involves only the Parties to this Agreement or parties to the other Operative Documents (“Related Parties”), subject to the prior agreement in each case of the Parties

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involved in the Related Dispute, the Arbitral Tribunal appointed or to be appointed in respect of such Existing Dispute shall also be appointed as the Arbitral Tribunal in respect of the Related Dispute. In such case, the Arbitral Tribunal may, subject to the prior agreement of all Parties and other parties involved in the Existing Dispute and the Related Dispute, having regard to the stage of the proceedings of the Existing Dispute and other relevant circumstances, consolidate the proceedings arising out of the Existing Dispute and the Related Dispute. Where one or more members of the Arbitral Tribunal appointed in relation to the Existing Dispute declines appointment in relation to the Related Dispute, replacement arbitrator(s) shall be selected and appointed by the LCIA Court.

(g)	The Arbitral Tribunal, once constituted, may, having regard to the stage of the proceedings and other relevant circumstances, upon the application of any Party join any one or more of the Related Parties to arbitration proceedings commenced under this Clause, subject to the agreement of such Related Party or Parties. The Arbitral Tribunal may, upon the request of any Related Party so joined to arbitration proceedings commenced under this Clause, join any one or more of the remaining Related Parties to such arbitration proceedings, subject to the agreement of such Related Party or Parties.

Signed, by the Parties or their duly authorized representatives on the day and year first above written.

Signed by Sean O’Sullivan duly authorised for and on behalf of HSBC BANK plc	Sean O’Sullivan
For and on behalf of HSBC Bank plc

Signed by Paul Garcia as attorney for Global Payments U.K. LTD under a power of attorney dated 16 June 2008	Paul Garcia
Attorney for Global Payments U.K. LTD